                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                GTE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

LOGO
111 Southwest Fifth Avenue
Portland, Oregon 97204

DEAR SHAREHOLDERS:

     Enclosed with this letter is the formal notice of the annual meeting of shareholders of U. S. Bancorp to be held Tuesday, April 16, 1996, at 1:30 p.m., Pacific Time.

     At the meeting, the shareholders will be asked to elect directors, and to approve the Third Amendment and Restatement of the 1993 Stock Incentive Plan, performance goals under the Executive Annual Incentive Plan and the Performance Cash Award Plan, and the selection of independent auditors. In addition, the executive officers of U. S. Bancorp will report on the operations of U. S. Bancorp and will be available to respond to questions from shareholders.

     I hope you will be able to attend the meeting and if you do so, you may vote in person even if you have previously mailed in your Proxy form. Your interest and continued support are indeed appreciated.

                                          Sincerely yours,

                                          /s/ Gerry B. Cameron
                                          --------------------------------
                                          Gerry B. Cameron
                                          Chairman of the Board and Chief
                                          Executive Officer
March 11, 1996

                                 U. S. BANCORP

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 16, 1996

TO THE SHAREHOLDERS:

     The annual meeting of shareholders of U. S. BANCORP will be held on Tuesday, April 16, 1996, at 1:30 p.m., Pacific Time, at the Intermediate Theatre of the Portland Center for the Performing Arts, 1111 S.W. Broadway, Portland, Oregon for the following purposes:

     1. Electing directors for the ensuing year.

     2. Approving the Third Amendment and Restatement of the U. S. Bancorp 1993 Stock Incentive Plan.

     3. Approving performance goals under the U. S. Bancorp Executive Annual Incentive Plan and the U. S. Bancorp Performance Cash Award Plan.

     4. Approving the selection of independent auditors for U. S. Bancorp.

     5. Transacting such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on February 9, 1996, shall be entitled to vote at the meeting.

                                          By order of the Board of Directors

                                          JOHN J. DEMOTT
                                          Secretary

March 11, 1996

     WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS
POSSIBLE -- WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

DIRECTIONS TO:

     Portland Center for the Performing Arts -- Intermediate Theatre

     The entrance to the Intermediate Theatre is located on the east side of the Portland Center for the Performing Arts building between S.W. Broadway and Park Avenue and between S.W. Main and S.W. Madison.

FROM 1-5 NORTH OR I-84 EAST

     Follow I-5 south to the "City Center/Oregon City" Exit. Follow the signs toward "City Center." After crossing the Morrison Bridge, follow S.W. Washington five blocks to S.W. Broadway. Turn left and go six blocks to S.W. Main. The Intermediate Theatre is on the right.

FROM I-5 SOUTH

     Follow I-5 north to I-405. Follow I-405 to "6th Ave." Exit. Continue north on S.W. 6th Avenue 11 blocks to S.W. Main. Turn left and travel one block to S.W. Broadway. The Intermediate Theatre is on the left.

FROM HIGHWAY 26 WEST (SUNSET)

     After going through the Vista Ridge Tunnel, follow signs to I-405/St. Helens. Take the "Salmon St./City Center" Exit. Continue on S.W. Salmon to S.W. Broadway. Turn right onto S.W. Broadway. The Intermediate Theatre is one block up on the right.

FROM HIGHWAY 26 EAST (ROSS ISLAND BRIDGE) OR HIGHWAY 99 EAST
(MCLOUGHLIN BLVD.)

     After crossing the Ross Island Bridge, follow signs to "Highway 26/Front Ave." Turn right onto S.W. Front and continue for six blocks to S.W. Taylor. Turn left and follow S.W. Taylor seven blocks to S.W. Broadway. Turn left onto S.W. Broadway. The Intermediate Theatre is two blocks up on the right.

     TRI-MET OPERATES AN EXCELLENT TRANSPORTATION NETWORK THROUGHOUT THE PORTLAND METROPOLITAN AREA WHICH INCLUDES BOTH BUS AND LIGHT RAIL (MAX) SERVICE. ALL BUS AND MAX RIDES ARE FREE WITHIN THE DOWNTOWN CORE (FARELESS SQUARE).

     PARKING, AT YOUR OWN EXPENSE, IS CONVENIENTLY LOCATED NEAR THE PORTLAND CENTER FOR THE PERFORMING ARTS.

                                 U. S. BANCORP
                           111 SOUTHWEST FIFTH AVENUE
                             PORTLAND, OREGON 97204

                                PROXY STATEMENT
                 SOLICITATION, VOTING AND REVOCABILITY OF PROXY

     The enclosed Proxy is solicited on behalf of the Board of Directors of U.
S. Bancorp, an Oregon corporation, for use at the annual meeting of shareholders to be held on Tuesday, April 16, 1996. The Proxy and Proxy Statement were mailed to shareholders on or about March 11, 1996.

     U. S. Bancorp will pay all soliciting costs that it incurs in connection with the annual meeting, including the cost of preparing and mailing the Proxy, Proxy Statement, 1995 Annual Report to Shareholders, Annual Report on Form 10-K for 1995, and any other materials furnished to the shareholders by U. S. Bancorp. Proxies will be solicited by use of the mails, and officers and other employees of U. S. Bancorp may also solicit Proxies by telephone or personal contact. Employees of U. S. Bancorp who may be engaged in the solicitation of Proxies will not receive additional compensation for such services. U. S. Bancorp has also retained Beacon Hill Partners, Inc., to assist in the solicitation of Proxies, primarily from beneficial owners whose stock is held in the name of brokers, banks and other nominees, at an estimated fee of $5,000 plus reimbursement of expenses.

     When a Proxy in the enclosed form is properly executed and returned, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified in the spaces provided on the form. If no instructions are specified, the shares will be voted (1) FOR the election of directors named in the Proxy; (2) FOR approval of the Third Amendment and Restatement of the U. S. Bancorp 1993 Stock Incentive Plan; (3) FOR approval of performance goals under the U. S. Bancorp Executive Annual Incentive Plan and the U. S. Bancorp Performance Cash Award Plan; and (4) FOR approval of the selection of independent auditors. Shareholders may expressly abstain from voting on proposals (2), (3), and (4) by so indicating on the Proxy. Abstentions with respect to either proposal (2) or (3) will have the same effect as a vote against the proposal. An abstention on the proposal for approval of selection of auditors will have no effect on the required vote for the proposal. Shares represented by duly executed and returned proxies of brokers or other nominees which are expressly not voted on any matter to be presented at the annual meeting will have no effect on the required vote on the matter.

     Any person giving a Proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. The Proxy may be revoked by filing with the Secretary of U. S. Bancorp written notice of revocation or a duly executed Proxy bearing a later date. The Proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the shareholder's Proxy and vote in person unless the shareholder wishes to do so. Written revocations or Proxies bearing a later date should be sent to First Chicago Trust Company of New York, Attention: Inspectors of Election, P. O. Box 8640, Edison, New Jersey 08818-9142.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     The only outstanding voting security of U. S. Bancorp is its $5 Par Value Common Stock ("Common Stock"). The record date for determining shareholders entitled to vote at the annual meeting is February 9, 1996, on which date there were 150,907,902 shares of Common Stock outstanding entitled to one vote per share. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the meeting. All references to shares of Common Stock and per share prices thereof in this Proxy Statement have been adjusted where appropriate to reflect stock splits and stock dividends. U. S. Bancorp also has outstanding 6,000,000 shares of 8 1/8% Cumulative Preferred Stock, Series A (the "Preferred Stock"), which are not entitled to vote at the annual meeting.

     The following persons are known by U. S. Bancorp to beneficially own more than 5% of the outstanding shares of Common Stock as of December 31, 1995:

                                                                    AMOUNT       APPROXIMATE
                                                                  BENEFICIALLY   PERCENT OF
                NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED          CLASS
    ------------------------------------------------------------  -----------    -----------
    Trust Group                                                    16,261,473        10.8%
    (1).........................................................
      United States National Bank of Oregon
      P. O. Box 3168
      Portland, Oregon 97208-9933
    Joshua Green III                                                8,530,156         5.7%
    (2).........................................................
      1425 Fourth Avenue
      Seattle, Washington 98101

---------------
(1) The Trust Group of United States National Bank of Oregon ("U. S. Bank of Oregon"), a wholly owned subsidiary of U. S. Bancorp, held the indicated shares as of December 31, 1995, in fiduciary capacities for various beneficiaries, including participants in the U. S. Bancorp Employee Investment Plan. The Trust Group has sole voting power as to 4,025,939 shares, shared voting power as to 307,568 shares, sole investment power as to 14,747,413 shares, and shared investment power as to 1,717,204 shares.

(2) Includes 125,302 shares owned by Mr. Green; 28,355 shares owned by Mr. Green's wife and daughter; 2,280,316 shares held by Joshua Green Corporation, of which Mr. Green is chairman and chief executive officer; 5,089,171 shares held by a limited partnership of which Joshua Green Corporation is the general partner; 575,181 shares held by various estates, trusts, and custodianships as to which Mr. Green has shared voting power and in which various family members of Mr. Green are beneficiaries; 391,231 shares held by a charitable foundation of which Mr. Green is president; and 40,600 shares subject to stock options that are currently exercisable or will become exercisable on or before March 1, 1996. Mr. Green owns 59% of the voting common stock of Joshua Green Corporation and has sole voting power over another 20% of such stock; accordingly, the other shareholders and directors of Joshua Green Corporation are not deemed to have shared voting and dispositive power over the shares of Common Stock beneficially owned by Joshua Green Corporation by reason of their capacities as such.

     The following table gives, as of December 31, 1995, certain information concerning the beneficial ownership of Common Stock by each of U. S. Bancorp's directors, by certain of U. S. Bancorp's executive officers and by U. S. Bancorp's present directors and executive officers as a group. Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and investment power. No shares of Preferred Stock are beneficially owned by the indicated persons or group.

                                                               AMOUNT              APPROXIMATE
                                                            BENEFICIALLY           PERCENT OF
                             NAME                              OWNED                  CLASS
    ------------------------------------------------------  ------------           -----------
    Harry Bettis..........................................     3,074,114(5)(6)         2.0%
    Gerry B. Cameron......................................       166,147(1)(2)        *
    Carolyn Silva Chambers................................         2,100(3)           *
    Franklin G. Drake.....................................        43,115(3)           *
    Robert L. Dryden......................................        10,200(3)           *
    Gary T. Duim..........................................        50,298(1)(2)        *
    John B. Fery..........................................        20,573(6)           *
    Joshua Green III......................................     8,530,156(3)(4)         5.7%
    Arland D. Hatfield....................................        70,384(1)(2)        *
    Daniel R. Nelson......................................       351,110(1)(2)        *
    Allen T. Noble........................................         6,870              *
    Paul A. Redmond.......................................         7,976(3)           *
    N. Stewart Rogers.....................................        20,496(3)           *
    V. Lamoine Saunders...................................         7,602(1)           *
    Robert D. Sznewajs....................................        11,789(1)(2)        *
    Benjamin R. Whiteley..................................        13,346(3)           *
    All directors and executive officers as a group (28
      persons)............................................    12,908,862(1)(2)(3)      8.4%

---------------
  * Excluded because percentage beneficially owned is less than 1% of the Common Stock.

(1) Includes shares subject to employee stock options that are currently exercisable or will become exercisable on or before March 1, 1996, as follows: Mr. Cameron, 64,646 shares; Mr. Nelson, 313,899 shares; Mr. Sznewajs, 8,310 shares; Mr. Hatfield, 47,247 shares; Mr. Duim, 41,547 shares; Mr. Saunders, 7,602 shares; and all executive officers of U. S. Bancorp as a group, 886,121 shares.

(2) Includes the indicated number of shares allocated to the accounts of participants under the U. S. Bancorp Employee Investment Plan as follows:
    Mr. Cameron, 29,251 shares; Mr. Nelson, 4,984 shares; Mr. Sznewajs, 364 shares; Mr. Hatfield, 12,748 shares; Mr. Duim, 5,751 shares; and all executive officers of U. S. Bancorp as a group, 102,860 shares. Participants in the plan may direct the voting of the shares allocated to their accounts.

(3) Includes shares subject to stock options held by non-employee directors of
    U. S. Bancorp that are currently exercisable or will become exercisable on or before March 1, 1996, as follows: Ms. Chambers, 2,000 shares; Mr. Drake, 16,818 shares; Mr. Dryden, 9,450 shares; Mr. Green, 40,600 shares; Mr. Redmond, 6,776 shares; Mr. Rogers, 11,858 shares; Mr. Whiteley, 6,746 shares; and all present non-employee directors as a group, 94,248 shares.

(4) See note 2 to the preceding table for additional information regarding Mr. Green's share ownership.

(5) Includes 84,720 shares subject to shared voting and investment power.

(6) Include shares subject to restrictions on transferability as to which the holders have voting power, as follows: Mr. Bettis, 3,760 shares; and Mr. Fery, 1,876 shares.

     Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of Common Stock and Preferred Stock and changes in such ownership be filed with the Securities and Exchange Commission (the "SEC") by Section 16 "reporting persons," including directors, certain officers, holders of more than 10% of the outstanding Common Stock or Preferred Stock, and certain trusts of which reporting persons are trustees. U. S. Bancorp is required to disclose in the Proxy Statement each reporting person whom it knows to have failed to file any required reports under Section 16 on a timely basis.

Based solely upon a review of copies of Section 16 reports furnished to U. S. Bancorp and written statements confirming that no other reports were required, to U. S. Bancorp's knowledge, all Section 16 reporting requirements applicable to known reporting persons were complied with during 1995.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

     The directors of U. S. Bancorp are elected at the annual meeting of shareholders in April to serve until the next annual meeting and until their respective successors are elected. The Board of Directors has set the number of positions on the Board at twelve. The names of U. S. Bancorp's nominees for director are given below together with certain information about each of them, including their ages, their business experience during the past five years, directorships in other corporations, and periods of service as a director of U.
S. Bancorp. There are no family relationships among the directors. All the nominees are currently directors of U. S. Bancorp.

     If for some unforeseen reason one or more of the nominees is not available as a candidate for director, the number of directors constituting the Board of Directors may be reduced prior to the annual meeting, or the Proxies may be voted for such other candidate or candidates as may be nominated by the Board.

     U. S. Bancorp's Bylaws provide that nominations for election to the Board of Directors may be made by the Board or by any holder of record of U. S. Bancorp securities entitled to vote for the election of directors. Nominations other than those made by or on behalf of the Board must be made in writing and delivered or mailed to the Chairman of the Board not less than 25 days and not more than 60 days prior to the shareholders meeting at which directors are to be elected. The Bylaws provide for a shorter deadline if less than 30 days' notice of the meeting is given to shareholders.

NOMINEES FOR DIRECTOR

     Harry Bettis, age 61, has been a director since the merger of West One Bancorp ("West One") with and into U. S. Bancorp in December 1995. He was a director of West One from 1971 until 1995. For more than five years, Mr. Bettis has been a rancher in Payette, Idaho.

     Gerry B. Cameron, age 57, has been Chief Executive Officer and a director of U. S. Bancorp since January 1994 and Chairman of the Board of U. S. Bancorp since April 1994. He was also President of U. S. Bancorp from April 1994 until December 1995 and Vice Chairman of U. S. Bancorp from January 1993 through April 1994. He was Executive Vice President of U. S. Bank of Oregon from March 1979 until July 1993. Mr. Cameron was elected a director of U. S. Bank of Oregon in January 1993 and was elected Chairman of the Board in July 1993. He was President and Chief Executive Officer of U. S. Bank of Washington, National Association ("U. S. Bank of Washington"), a wholly owned subsidiary of U. S. Bancorp, from October 1991 and Executive Vice President of U. S. Bancorp from March 1979 until January 1993, and was President and Chief Operating Officer of
U. S. Bank of Washington from February 1988 until October 1991. Mr. Cameron is a member of the Executive Management Committee composed of twelve senior U. S. Bancorp executive officers.

     Carolyn Silva Chambers, age 64, has been a director since 1995. Ms. Chambers was a director of U. S. Bank of Oregon from 1993 until April 1995. Ms. Chambers was President and Chief Executive Officer of Chambers Communications Corp., a broadcast and television company, from 1983 to 1995; she is currently Chairwoman and Chief Executive Officer. Ms. Chambers has been President and Chief Executive Officer of Chambers Construction Company, a construction firm, since 1986. Both Chambers Communications Corp. and Chambers Construction Company are based in Eugene, Oregon. Ms. Chambers is also a director of Portland General Corporation.

     Franklin G. Drake, age 67, has been a director since 1969. Mr. Drake is Chairman of the Board, retired, of Donald M. Drake Company, a construction firm headquartered in Portland, Oregon. He is President and Chief Executive Officer of Drake Management Company, a real estate investment and management company. He was previously President and Chief Executive Officer of Donald M. Drake Company for more than five years until July 1993.

     Robert L. Dryden, age 62, has been a director since 1995. From 1991 until April 1995, Mr. Dryden was a director of U. S. Bank of Washington. Mr. Dryden serves as Executive Vice President, Airplane Production, of The Boeing Company (Commercial Airplane Group), an airplane manufacturer headquartered in Seattle, Washington, and has held this position since 1990. Mr. Dryden is also a director of Washington Energy Company.

     John B. Fery, age 65, has been a director since the West One merger in December 1995. He was a director of West One from 1976 until 1995. Mr. Fery is the retired Chairman and Chief Executive Officer of Boise Cascade Corporation, a paper and forest products company headquartered in Boise, Idaho. He served as Chief Executive Officer from 1972 through July 1994, and retired as Chairman in July 1995. Mr. Fery also serves as a director of Albertson's Inc., The Boeing Company, and Hewlett-Packard Company.

     Joshua Green III, age 59, has been a director since 1987. Mr. Green is Chairman of the Board and Chief Executive Officer of Joshua Green Corporation, a family investment firm. He has also been Chairman of the Board and a director of
U. S. Bank of Washington since February 1988. Mr. Green was also Vice Chairman of U. S. Bancorp from December 1987 until January 1993 and Chief Executive Officer of U. S. Bank of Washington from February 1988 until October 1991. Mr. Green is also a director of Safeco Corporation.

     Daniel R. Nelson, age 58, was Chairman and Chief Executive Officer of West One until the merger in December 1995 and has been a director, President and Chief Operating Officer of U. S. Bancorp since the merger. Mr. Nelson also serves as an Executive Vice President of U. S. Bank of Oregon and U. S. Bank of Washington and is a member of the U. S. Bancorp Executive Management Committee.

     Allen T. Noble, age 67, has been a director since the West One merger in December 1995. Mr. Noble is President of Farm Development Corporation, a corporate agricultural management company based in Boise, Idaho, Allen Noble Farms, Inc., A-D Cattle Company, Campbell Tractor Company comprised of four John Deere dealerships in Treasure Valley, Idaho, ALVAC, a Life Flight Helicopter Company, and Noble Linear Irrigation Company. Mr. Noble served as a director of West One from 1975 until 1983 and from 1984 until 1995.

     Paul A. Redmond, age 59, has been a director since 1994. From 1992 to April 1994, Mr. Redmond was a director of U. S. Bank of Washington. Since 1985, he has been Chairman of the Board, President and Chief Executive Officer of The Washington Water Power Company, an electric and gas utility headquartered in Spokane, Washington. Mr. Redmond is also a director of Itron, Inc.

     N. Stewart Rogers, age 66, has been a director since 1988. Mr. Rogers is Chairman of the Board and a director of Penwest, Ltd. He is also a director of Fluke Corp., VWR Corp., and Univar Corporation. Mr. Rogers was Senior Vice President of Univar Corporation, a distributor of chemicals, until his retirement in December 1991.

     Benjamin R. Whiteley, age 66, has been a director since 1994. Mr. Whiteley was a director of U. S. Bank of Oregon from 1986 through April 1994. He was previously a director of U. S. Bancorp from 1986 until 1988. Mr. Whiteley has been Chairman of the Board of Standard Insurance Company, a life insurance company, since August 1994. From January 1993 until August 1994, he served as Chairman and Chief Executive Officer of Standard Insurance Company, and, prior to that, as President and Chief Executive Officer for more than five years. Mr. Whiteley is also a director of Northwest Natural Gas Company, Willamette Industries, Inc., and The Greenbrier Companies, Inc.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

BOARD COMMITTEES

     The U. S. Bancorp Board of Directors has a standing Audit Committee, which recommends to the Board the accounting firm to be selected as independent auditors and reviews matters relating to public disclosure, corporate practices, regulatory and financial reporting, accounting procedures and policies, financial and accounting controls, and transactions involving potential conflicts of interest. The Audit Committee receives and evaluates on behalf of the Board reports of reviews by the Board of Governors of the Federal Reserve System, which is the federal supervisory agency for bank holding companies and state member banks, and the Office of the Comptroller of the Currency, which is the primary supervisory agency for U. S. Bancorp's national bank subsidiaries. Reports of examinations by supervisory agencies for other U. S. Bancorp subsidiaries, including the Federal Deposit Insurance Corporation (the "FDIC"), and various state agencies, are also received by the Audit Committee.

     The Audit Committee also reviews the planned scope and results of the audit and the annual reports to the SEC and to the shareholders and the Proxy Statement and makes recommendations regarding approval to the Board of Directors. The Audit Committee is responsible for examining the financial affairs of U. S. Bancorp and its nonbanking subsidiaries or for causing the internal auditor to make such examinations on behalf of the Audit Committee. The examination of each bank subsidiary with an independent audit committee generally is the responsibility of that bank's audit committee. Otherwise, the Audit Committee's responsibilities extend to the bank subsidiaries as well. The Audit Committee also performs for U. S. Bancorp's bank subsidiaries (other than U. S. Bank of Oregon) certain audit functions required under FDIC regulations.

     Current members of the Audit Committee are Messrs. Whiteley (chairperson), Bettis, Drake, Dryden, Fery, Noble, Redmond, Rogers and Ms. Chambers. The Audit Committee held six meetings in 1995.

     The Board of Directors also has a standing Compensation Committee composed of nine non-employee directors, Messrs. Rogers (chairperson), Bettis, Drake, Dryden, Fery, Noble, Redmond, Whiteley, and Ms. Chambers. The Compensation Committee reviews and makes recommendations to the Board of Directors from time to time regarding salary levels for each member of the Executive Management Committee. It also recommends the terms of awards to be granted to members of U.
S. Bancorp's Executive Management Committee pursuant to U. S. Bancorp's Executive Annual Incentive Plan and Performance Cash Award Plan. The Compensation Committee administers U. S. Bancorp's stock-based compensation plans and makes decisions regarding the grant of stock options and other awards to officers and employees thereunder. The operation of U. S. Bancorp compensation and benefit plans and practices and the annual retainer and meeting fees payable to non-employee directors of U. S. Bancorp and its subsidiaries are also subject to the Compensation Committee's review from time to time; the Committee may recommend such changes to the Board as it deems appropriate. The Compensation Committee met seven times in 1995.

     In February 1996, the Board of Directors appointed an Executive Committee composed of five directors, Messrs. Cameron (chairperson), Bettis, Drake, Green, and Nelson. The Executive Committee will hold meetings at the call of the Chairman of the Board and may exercise all the authority of the Board of Directors during intervals between Board meetings except to the extent restricted by law. During 1995 the Board of Directors had a standing Nominating Committee, which held one meeting in 1995. In connection with establishing the Executive Committee, the Board of Directors dissolved the Nominating Committee and assigned its functions to the Executive Committee. Accordingly, the Executive Committee will consider proposals for nominees for the Board suggested by shareholders. Any shareholder who wishes to suggest nominees for election as director at the 1997 Annual Meeting should submit his or her suggestions in writing no later than November 11, 1996, to U. S. Bancorp, Attention: Corporate Secretary Division, P.O. Box 2200, Portland, Oregon 97208-2200. The shareholder should specify the name of each proposed nominee and should set forth information as to the nominee's qualifications for membership on the Board of Directors. A person to be considered for nomination to the Board of Directors should be a recognized leader in his or her profession and should have, among other things, the ability to exercise sound business judgment and such broad personal and professional experience as to enable the nominee to make productive contributions to the deliberations of the Board of Directors. See also "Proposal 1: Election of Directors" for an explanation of the procedure by which shareholders may nominate directors for election.

MEETINGS

     The Board of Directors held nine meetings during 1995. Each director attended at least 75% of the total number of meetings of the Board and meetings held by all committees of the Board on which the director served during 1995.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The table below shows the compensation awarded or paid to, or earned by, U.
S. Bancorp's chief executive officer and each of its four other most highly compensated executive officers (the "named executive officers") during each of the years in the three-year period ended December 31, 1995.

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                                                    -----------------------
                                                    ANNUAL COMPENSATION             NUMBER OF
                                          ---------------------------------------   SECURITIES   LONG-TERM        ALL
                                                                   OTHER ANNUAL     UNDERLYING   INCENTIVE       OTHER
                                           SALARY     BONUS       COMPENSATION(4)    OPTIONS     PAYOUTS(5)   COMPENSATION(6)
  NAME AND PRINCIPAL POSITION(1)   YEAR     ($)        ($)              ($)            (#)          ($)           ($)
---------------------------------- ----   --------   --------     ---------------   ----------   ----------   ------------
Gerry B. Cameron.................. 1995   $700,000   $630,000(3)      $53,622         116,250     $      -      $ 50,970
  Chairman of the Board and Chief  1994    508,750    250,000(3)                       58,252            -        28,241
  Executive Officer                1993    248,750    225,000(3)                       50,000      200,000        13,397
Robert D. Sznewajs(2)............. 1995    375,000    271,575(3)                       36,989            -         8,344
  Vice Chairman                    1994    233,750    175,000(3)                       20,408            -        23,940
                                   1993          -          -                               -            -             -
Arland D. Hatfield................ 1995    250,000    190,993(3)                       21,138            -        18,066
  Executive Vice President         1994    210,000     88,310(3)                       19,417            -        11,710
                                   1993    168,750     80,332(3)                       30,000      100,000         9,172
Gary T. Duim...................... 1995    250,000    181,134(3)                       21,138            -        18,534
  Executive Vice President         1994    200,000     97,084(3)                       19,417            -         8,717
                                   1993    164,589     95,611(3)                       30,000      100,000         4,710
V. Lamoine Saunders(2)............ 1995    260,000    124,370(3)                       21,138            -             -
  Executive Vice President         1994    108,974    166,955(7)                       11,538            -             -
                                   1993          -          -                               -            -             -

---------------
(1) Includes principal capacities in which each officer served during 1995. Each position shown is with U. S. Bancorp.

(2) Messrs. Sznewajs and Saunders became U. S. Bancorp employees in April 1994 and July 1994, respectively.

(3) Represents amounts paid or accrued under the U. S. Bancorp Executive Annual Incentive Plan.

(4) Represents the aggregate incremental cost to U. S. Bancorp of providing various perquisites and personal benefits to Mr. Cameron in 1995, including a one-time, automobile-related benefit of $41,250 in association with the elimination of executive automobiles. Amounts which total the lesser of $50,000 or 10% of the total annual salary and bonus for a given named executive officer have been omitted pursuant to SEC disclosure rules.

(5) Represents amounts paid or accrued under the U. S. Bancorp Long-Term Management Incentive Plan for the three-year period ended December 31, 1993.

(6) Represents amounts that were contributed by U. S. Bancorp under the U. S. Bancorp Employee Investment Plan, a qualified plan under Section 401(k) of the Internal Revenue Code (the "Code"), as a pro-rata matching contribution and invested in Common Stock or that would have been allocated to each officer's matching contribution account under the Employee Investment Plan had compensation subject to the plan included deferred compensation and had Code limits not been applicable, but instead were credited under the U. S. Bancorp Supplemental Benefits Plan.

(7) Includes signing bonus in the amount of $125,000; the balance represents amounts paid or accrued under the U. S. Bancorp Executive Annual Incentive Plan.

STOCK-BASED COMPENSATION

     The following table provides information regarding options to purchase Common Stock granted to the named executive officers pursuant to the U. S. Bancorp 1993 Stock Incentive Plan during 1995.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)
                               INDIVIDUAL GRANTS

                              NUMBER OF                      NUMBER OF
                             SECURITIES     PERCENT OF      SECURITIES
                             UNDERLYING    TOTAL OPTIONS    UNDERLYING      PERCENT OF
                             PERFORMANCE    GRANTED TO      TIME LAPSE     TOTAL OPTIONS
                               VESTING       EMPLOYEES        VESTING       GRANTED TO     EXERCISE                 GRANT DATE
                               OPTIONS       IN FISCAL        OPTIONS      EMPLOYEES IN      PRICE     EXPIRATION    PRESENT
           NAME              GRANTED(2)        YEAR         GRANTED(3)      FISCAL YEAR    ($/SHARE)      DATE      VALUE (4)
---------------------------  -----------   -------------   -------------   -------------   ---------   ----------   ----------
Gerry B. Cameron...........     61,112          6.9%           55,138           6.2%        $ 25.50    3/15/2005     $615,707
Robert D. Sznewajs.........     19,455          2.2%           17,544           2.0%          25.50    3/15/2005      195,908
Arland D. Hatfield.........     11,112          1.2%           10,026           1.1%          25.50    3/15/2005      111,956
Gary T. Duim...............     11,112          1.2%           10,026           1.1%          25.50    3/15/2005      111,956
V. Lamoine Saunders........     11,112          1.2%           10,026           1.1%          25.50    3/15/2005      111,956

---------------
(1) No stock appreciation rights ("SARs") were granted to the named executive officers during 1995. All options were granted for the number of shares indicated at exercise prices equal to the fair market value of the Common Stock on the date of grant. All options will automatically become exercisable in full immediately upon a change in control of U. S. Bancorp; provided that (i) except for options granted to Mr. Cameron and Mr. Sznewajs, such acceleration of exercisability may not occur to the extent that the executive would be left in a better position after payment of applicable taxes, including the excise tax with respect to "excess parachute payments" under the Code, and (ii) exercisability will not be accelerated if the Compensation Committee determines that use of the pooling of interests method of accounting would be materially beneficial to U. S. Bancorp and the acceleration would have a materially adverse effect on U. S. Bancorp's ability to use such accounting method. The events which would result in a change in control are listed under "Retirement Plan" below.

(2) Unless vesting is accelerated as described below, these performance vesting options will become exercisable in full on the ninth anniversary of the date of grant. Vesting may be accelerated to the extent that U. S. Bancorp achieves specified levels of return on assets and a performance percentage based on the ratio of (i) U. S. Bancorp's ratio of per share market price to book value to (ii) the median ratio of market price to book value of the Standard & Poor's Major Regional Banks Index ("S & P Major Regional Banks Index"). The maximum amounts of shares as to which exercisability may be accelerated during 1995, 1996, 1997, and 1998 are 0%, 33%, 50%, and 100%,
    respectively.

(3) These time lapse vesting options will become exercisable following the date of grant as follows: during the first year -- none; during the second year -- 33%; during the third year -- 66%; and after three years -- 100%.

(4) The values shown have been calculated based on the Black-Scholes option pricing model and do not reflect the effect of restrictions on transferability. The values indicated were calculated based on the following assumptions: (i) expectations regarding volatility were based on quarterly stock price data during the five-year period ended February 28, 1995; (ii) the risk-free rate of return was assumed to be 7.40% for performance vesting options and 7.08% for time lapse vesting options; (iii) values were discounted for forfeitability by 25% for performance vesting options, and 6% for time lapse vesting options; (iv) the time of exercise was assumed to be six years after the date of grant for time lapse vesting options and 10 years after the date of grant for performance vesting options; and (v) the dividend yield was assumed to be 3.53% (the annual dividend rate divided by the stock price on the grant date). The values which may ultimately be realized by the holders of the reported options will depend on the market value of the Common Stock during the periods during which the options are exercisable, which may vary significantly from the assumptions underlying the Black-Scholes model.

     Information regarding exercises of stock options during 1995, and unexercised options held as of December 31, 1995, by the named executive officers is summarized in the table below.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES(1)

                                                                                VALUE OF UNEXERCISED
                                                  NUMBER OF SECURITIES              IN-THE-MONEY
                                                   UNDERLYING OPTIONS          OPTIONS AT YEAR-END(2)
                         OPTIONS     VALUE     ---------------------------   ---------------------------
         NAME           EXERCISED   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------  ---------   --------   -----------   -------------   -----------   -------------
Gerry B. Cameron......      0          $0         48,842        175,660       $ 342,999     $ 1,279,390
Robert D. Sznewajs....      0          $0          3,097         54,300          25,938         417,774
Arland D. Hatfield....      0          $0         43,507         43,608         520,724         315,242
Gary T. Duim..........      0          $0         37,807         43,608         416,791         315,242
V. Lamoine Saunders...      0          $0          5,769         26,907          39,662         195,555

---------------
(1) No SARs were exercised during 1995 and no named executive officer held any SARs at December 31, 1995.

(2) Value is calculated based on the amount by which the low sale price of the Common Stock, $32.875, reported in The Wall Street Journal for the last trading day in 1995, exceeds the per share exercise price of unexercised options. All options reflected in the table were granted in-the-money at year end 1995 and were at an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

     The following table sets forth information regarding awards of performance shares to the named executive officers pursuant to the U. S. Bancorp 1993 Stock Incentive Plan during 1995.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                      PERFORMANCE
                                                       OR OTHER        ESTIMATED FUTURE PAYOUTS UNDER
                                                        PERIOD                    NON-STOCK
                                          NUMBER         UNTIL              PRICE BASED PLANS (2)
                                        OF SHARES     MATURATION    -------------------------------------
                NAME                       (1)         OR PAYOUT    THRESHOLD(#)   TARGET(#)   MAXIMUM(#)
-------------------------------------  ------------   -----------   ------------   ---------   ----------
Gerry B. Cameron.....................     19,078        3 years         1,907        19,078      38,156
Robert D. Sznewajs...................      6,071        3 years           607         6,071      12,142
Arland D. Hatfield...................      3,469        3 years           346         3,469       6,938
Gary T. Duim.........................      3,469        3 years           346         3,469       6,938
V. Lamoine Saunders..................      3,469        3 years           346         3,469       6,938

---------------
(1) Represents target awards of performance shares.

(2) Following the three-year period ending December 31, 1997, awards will be settled pursuant to a performance matrix based on the levels of attainment of specified goals with respect to (i) U. S. Bancorp's return on assets and
    (ii) the percentage by which U. S. Bancorp's total shareholder return exceeds the median total shareholder return of the S&P Major Regional Banks Index. Any shares not issued because of failure to achieve specified performance levels will be forfeited. Awards may be paid in shares of Common Stock or a combination of cash and shares, provided that, if the participant elects to receive cash, the portion settled in shares must equal at least 25 percent of the award. A special calculation method for determining performance shares earned on the basis of less than a full performance cycle may apply following a change in control of U. S. Bancorp. The provisions for a shortened performance cycle will not apply in certain circumstances where use of the pooling of interests method of accounting is desirable or, with respect to awards made other than to Mr. Cameron or Mr. Sznewajs, to the extent that such acceleration of payment would result in a less favorable after-tax position for the executive.

RETIREMENT PLAN

     The U. S. Bancorp Retirement Plan (the "Retirement Plan") covers salaried employees, including officers, and certain hourly rate (part-time) employees of
U. S. Bancorp and its participating subsidiaries. The Retirement Plan provides for payment of monthly pension benefits based upon a formula that considers years of benefit service (as defined), average monthly compensation, and the excess of such compensation over the 35-year average Social Security wage base. Pursuant to the U. S. Bancorp Supplemental Benefits Plan (the "Supplemental Plan"), designated key employees, including each U. S. Bancorp executive officer, will receive retirement benefits in addition to those payable under the Retirement Plan.

     The following table shows the estimated annual benefits payable under the Retirement Plan (including amounts payable pursuant to applicable provisions of the Supplemental Plan) for participants with various years of benefit service and specified levels of compensation (based on the average during the five consecutive calendar years out of the last ten years for which compensation was highest ("Highest Average Compensation")).

                               PENSION PLAN TABLE

                                                        YEARS OF SERVICE
            COMPENSATION          ------------------------------------------------------------
               LEVEL                 15           20           25           30           35
    ----------------------------  --------     --------     --------     --------     --------
     $125,000...................  $ 30,200     $ 40,300     $ 50,400     $ 53,500     $ 56,600
      150,000...................    36,600       48,800       61,000       64,700       68,500
      175,000...................    43,000       57,300       71,600       76,000       80,400
      200,000...................    49,300       65,800       82,200       87,200       92,200
      225,000...................    55,700       74,300       92,900       98,500      104,100
      250,000...................    62,100       82,800      103,500      109,700      116,000
      300,000...................    74,800       99,800      124,700      132,200      139,700
      350,000...................    87,600      116,800      146,000      154,700      163,500
      400,000...................   100,300      133,800      167,200      177,200      187,200
      450,000...................   113,100      150,800      188,500      199,700      211,000
      500,000...................   125,800      167,800      209,700      222,200      234,700
      550,000...................   138,600      184,800      231,000      244,700      258,500
      600,000...................   151,300      201,800      252,200      267,200      282,200
      650,000...................   164,100      218,800      273,500      289,700      306,000
      700,000...................   176,800      235,800      294,700      312,200      329,700
      750,000...................   189,600      252,800      316,000      334,700      353,500
      800,000...................   202,300      269,800      337,200      357,200      377,200
      850,000...................   215,100      286,800      358,500      379,700      401,000

     Compensation, for purposes of determining retirement benefits payable under the Retirement Plan, generally consists of a participant's nondeferred compensation up to a maximum annual limit imposed by the Code and excludes amounts paid in excess of limits on variable items such as commissions, long-term incentive compensation, and severance pay. Code limits are disregarded, and deferred compensation is included in determining retirement benefits payable under the combined provisions of the Retirement Plan and the Supplemental Plan.

     Retirement benefits in the table above are expressed in terms of single life annuities and are not subject to reduction for Social Security benefits. Benefits may be reduced from the amounts shown in the table if the participant retires early (before age 65) or if the participant elects to have benefits paid as a joint and survivor annuity.

     Certain executive officers have been awarded an enhanced retirement benefit under the Supplemental Plan. With respect to Mr. Cameron, this benefit will result in his receiving payments upon retirement pursuant to the Retirement Plan, primary Social Security benefits, and the Supplemental Plan equal in the aggregate to

55% of his Highest Average Compensation and, in addition, in his being exempted from the provisions of the Supplemental Plan providing for a percentage reduction (normally 7%) in benefits for retirement after age 55 but before age 62 ("Reduction Percentage"), if (i) he continues to be chief executive officer of U. S. Bancorp through at least December 31, 1998, or (ii) his employment as chief executive officer terminates following a change in control of U. S. Bancorp. If Mr. Cameron were to retire after December 31, 1998, with his Highest Average Compensation unchanged from the average at December 31, 1995, his annual retirement benefit, assuming a single life annuity and reduction for estimated Social Security benefits, would be $335,808.

     The enhanced retirement benefit for Messrs. Sznewajs and Saunders will depend on their respective years of benefit service when they retire. Their enhanced retirement benefits will equal a fraction (2.75% multiplied by their years of benefit service, up to a maximum of 55%) multiplied by their respective Highest Average Compensation. For this purpose, Mr. Sznewajs has been credited with 11 years of benefit service for service with a prior employer and, as of December 31, 1995, had a total of 12.735 years of benefit service credited to his account. Mr. Saunders has been credited with ten years of benefit service with a prior employer and, as of December 31, 1995, had a total of 11.480 years of benefit service credited to his account. Mr. Sznewajs is fully vested in his enhanced retirement benefit, but Mr. Saunders will not be vested in this benefit until he completes five years of service with U. S. Bancorp. Mr. Sznewajs will also be entitled to a Reduction Percentage of 3% (applicable to retirement before age 62) if his employment is terminated by U. S. Bancorp prior to December 31, 2002. If Messrs. Sznewajs and Saunders were each to retire at age 62 with Highest Average Compensation unchanged from December 31, 1995, their annual retirement benefits, assuming single life annuity, reduction for estimated Social Security benefits, and benefits from previous employers, would be $302,312 and $126,255, respectively.

     If Mr. Hatfield's employment with U. S. Bancorp is terminated after January 1, 1997, he will be entitled to credit for 25 years of benefit service and to receive benefits under the Retirement Plan that are not subject to a Reduction Percentage. Mr. Hatfield was entitled to 60% of the foregoing benefits on January 1, 1996. At December 31, 1995, Mr. Hatfield had 16.5 credited years of benefit service and a compensation level of $279,528 per year for purposes of calculating retirement benefits under the Pension Plan Table above, while Mr. Duim had a compensation level of $266,064 per year and 8 credited years of benefit service.

     For purposes of U. S. Bancorp's compensation plans, including the Supplemental Plan, and, with certain exceptions, employment or change-in-control agreements with its executive officers, a change in control includes (i) the acquisition (other than directly from U. S. Bancorp) by a person or group (other than U. S. Bancorp or any employee benefit plan or corporation controlled by U.
S. Bancorp) of 20% or more of the combined voting power of U. S. Bancorp's voting securities, (ii) with certain exceptions, the existing directors' ceasing to constitute a majority of the Board of Directors, (iii) consummation of a reorganization, merger, or sale or other disposition of all or substantially all of the assets of U. S. Bancorp (a "Business Combination"), unless substantially all of the beneficial owners of U. S. Bancorp's voting securities immediately prior to such Business Combination beneficially own more than 50% of the outstanding common stock and combined voting power of the corporation resulting from such Business Combination, in substantially the same proportions as their ownership immediately prior to such Business Combination, and certain other conditions are met, and (iv) approval by the shareholders of a complete liquidation or dissolution of U. S. Bancorp.

EXECUTIVE AGREEMENTS

     At February 15, 1996, U. S. Bancorp was a party to agreements (the "CIC Agreements") with 11 of its executive officers, including each of the named executive officers, providing for severance compensation in the event of termination of employment following a change in control of U. S. Bancorp. Each CIC Agreement has been renewed for a term ending December 31, 1996 (December 31, 2002 in the case of Mr. Sznewajs), subject to automatic extension annually thereafter unless 90 days' prior notice of an intention to terminate a CIC Agreement is given by either party. Also, if a change in control of U. S. Bancorp occurs during the term of the CIC Agreements, the term will be extended automatically for two additional calendar years (three years in the case of Messrs. Cameron and Sznewajs) beyond the year in which the change in control occurs. A CIC Agreement will terminate if the executive's employment is terminated prior to a change in control or for cause (as defined) following a change in control. The definition of change in control for purposes of the CIC Agreements is summarized under "Retirement Plan" above.

     Pursuant to the CIC Agreements, each executive has agreed to remain as a U.
S. Bancorp employee throughout the pendency of any tender or exchange offer for
U. S. Bancorp's voting securities. Such obligation will terminate if a change in control of U. S. Bancorp occurs or if the executive's compensation is reduced.

     The CIC Agreements further provide that if, within two years following the occurrence of a change in control (three years in the case of Messrs. Cameron and Sznewajs), an executive's employment with U. S. Bancorp is terminated by U.
S. Bancorp without cause or by the executive for good reason (as defined), the executive will be entitled to receive (i) his or her full base salary through the date of termination at the rate in effect on the date the change in control occurred, plus (ii) an amount equal to two times (three times in the case of Messrs. Cameron and Sznewajs) the sum of (x) his or her annual base salary at such rate plus (y) his or her average annual incentive compensation during the two calendar years ending prior to the year in which the change in control occurred. Special payment provisions apply in the event of the executive's death or disability. The amounts payable pursuant to clause (ii) to the following persons if their employment had been terminated on January 1, 1996, under the circumstances described above would have been as follows: Mr. Cameron, $3,720,000; Mr. Sznewajs, $1,944,864; Mr. Hatfield, $839,304; Mr. Duim,
$838,218; and Mr. Saunders, $736,326.

     The CIC Agreements also provide for reimbursement of legal fees and expenses and reasonable amounts for outplacement services and for the continuation of health, disability and life insurance benefits for two years (three years in the case of Messrs. Cameron and Sznewajs) following termination of employment voluntarily for good reason or involuntarily without cause. The amounts payable under a CIC Agreement will be reduced to the extent that the executive receives payment under U. S. Bancorp's Severance Benefits Plan, which covers U. S. Bancorp employees generally and provides for severance benefits based on the number of years of service if an employee's job is eliminated, if his or her hours are significantly reduced, or if his or her office is closed, subject to certain exceptions. Amounts payable under the CIC Agreements are also subject to reduction to the extent that the executive receives salary continuation and incentive compensation benefits under an employment agreement. Payments under the CIC Agreements to executives other than Messrs. Cameron and Sznewajs will be decreased if the executive would be left in a better position after payment of applicable taxes, including the excise tax with respect to excess parachute payments under the Code. Under the CIC Agreements with Messrs. Cameron and Sznewajs, they will be reimbursed for any excise tax imposed on benefits that constitute excess parachute payments plus any related federal, state and local income taxes.

     In connection with the West One merger, U. S. Bancorp has entered into employment agreements with several West One executives who are now executive officers of U. S. Bancorp, including Daniel R. Nelson. See "Proposal 1: Election of Directors." Mr. Nelson's employment agreement provides that he will be entitled to a monthly salary equal to or greater than the highest monthly base salary paid to him by West One during the year preceding the effective date of the West One merger, an annual bonus opportunity, and participation in applicable employee benefit plans at a level commensurate with that of similarly situated executives. The employment agreement also provides that Mr. Nelson will serve as President and Chief Operating Officer of U. S. Bancorp until the earlier of January 15, 1999, and the date that he becomes Chief Executive Officer of U. S. Bancorp.

     In the event that (i) Mr. Nelson's employment is involuntarily terminated by U. S. Bancorp within the three years following the West One merger for any reason other than death, disability, or cause (as defined), (ii) Mr. Nelson voluntarily terminates his employment within 30 days following the first anniversary of the West One merger or (iii) Mr. Nelson terminates his employment for good reason (as defined), including failure to be appointed chief executive officer of U. S. Bancorp on or prior to January 1, 1999, he will be entitled to receive a severance payment consisting of (A) his base salary through the termination date, (B) a proportionate bonus through the termination date based upon the highest annual bonus paid to him during the prior three years ("Recent Bonus"), (C) the product of three times the sum of his base salary and Recent Bonus, (D) unpaid deferred compensation and vacation pay, and (E) certain other benefits. Mr. Nelson will also be reimbursed for any excise tax imposed on benefits that constitute excess parachute payments plus any related federal, state and local income taxes. If Mr. Nelson's employment had been terminated on December 26, 1995, the effective date of the West One merger, he would have been entitled to receive a lump sum cash payment, including estimated tax reimbursement, of $3,466,203 under his employment agreement.

     U. S. Bancorp has also entered into an agreement with Mr. Sznewajs providing for compensation in the event his employment with U. S. Bancorp is terminated under specified circumstances prior to the earlier of December 31, 2002, and the date, if any, on which he becomes chief executive officer of U. S. Bancorp. Upon termination of Mr. Sznewajs' employment by U. S. Bancorp during the term of the agreement (the "Term") without cause (as defined) or by Mr. Sznewajs with good reason (as defined), he will be entitled to his full base salary through termination, together with (i) an amount equal to three times the sum of (A) his annual base salary plus (B) his average annual incentive compensation paid or accrued during the last two fiscal years, and (ii) continued benefits under U. S. Bancorp's welfare benefit plans for three years following termination. If Mr. Sznewajs dies during the Term, or voluntarily terminates his employment without good reason, or his employment is terminated for cause, he will be paid all compensation and benefits to which he was entitled on the date of death or termination. The agreement also specifically lists the benefits for which Mr. Sznewajs has been designated under the Supplemental Plan (see "Retirement Plan").

DIRECTORS' COMPENSATION

     Annual and Meeting Fees. Directors, other than officer-directors, receive an annual retainer of $20,000, as well as $1,000 for each Board meeting and $850 for each committee meeting attended. Outside directors also receive $1,000 for each day spent at planning retreats. In addition, the chairs of the Audit Committee and the Compensation Committee receive an annual retainer of $5,000 and $3,500, respectively. Mr. Green receives an annual retainer of $25,000 in his capacity as Chairman of the Board of U. S. Bank of Washington, as well as $1,000 for each U. S. Bank of Washington board meeting and $850 for each U. S. Bank of Washington board committee meeting attended. Mr. Bettis receives an annual retainer of $8,500 in his capacity as a director of West One Bank, Idaho, as well as $600 for each West One Bank, Idaho board meeting attended. U. S. Bancorp has a deferred compensation plan under which any director may defer payment of the annual retainer and meeting fees.

     Non-Employee Director Stock Options. U. S. Bancorp has also adopted a series of stock option plans for non-employee directors (the "Director Plans") to encourage increased ownership of Common Stock by non-employee directors and to provide enhanced incentives for such directors to exert their best efforts on
U. S. Bancorp's behalf. An aggregate of 237,500 shares of Common Stock are authorized for issuance under the Director Plans.

     The Director Plans provide for the grant of an Initial Option to purchase 4,000 shares of Common Stock when a person first becomes a non-employee director of U. S. Bancorp (or was serving as a non-employee director on October 18, 1990) and of an Annual Option to purchase 2,000 shares of Common Stock to each person who is re-elected to serve as a non-employee director as of each annual shareholders meeting. Initial Options and Annual Options are granted at an exercise price equal to fair market value of the Common Stock on the date of grant.

     Each non-employee director is permitted to elect to receive a grant of deferred compensation options in lieu of all or a portion of the retainer and meeting fees otherwise payable for service on the Board of Directors (or the board of directors of a U. S. Bancorp subsidiary). The exercise price of a deferred compensation option is calculated so that the value of the option (that is, the excess of the total market value of the shares subject to the option over the aggregate exercise price) on the date of grant equals the amount of director's fees foregone.

     Pursuant to the foregoing provisions, U. S. Bancorp non-employee directors were granted options pursuant to the Director Plans during 1995 as follows: Ms. Chambers and Mr. Dryden were each granted an Initial Option to purchase 4,000 shares at an exercise price of $26.50 per share; Messrs. Bettis, Fery, and Noble were each granted an Initial Option to purchase 4,000 shares at an exercise price of $32.25 per share;

and Messrs. Drake, Dryden, Green, Redmond, Rogers, Whiteley and Ms. Chambers were each granted an Annual Option to purchase 2,000 shares at an exercise price of $26.50 per share.

     Initial Options and Annual Options become exercisable as follows: none during the first year following the date of grant; up to 50% during the second year; up to 80% during the third year; and 100% thereafter. Deferred compensation options become fully exercisable six months after the date of grant. An option generally will become exercisable in full notwithstanding the above vesting schedules in the event of the director's death, disability or retirement from the Board of Directors or upon the occurrence of a change in control of U. S. Bancorp.

     Payment of the exercise price of all options granted under the Director Plans may be in cash, in shares of Common Stock already owned by the director, or in a combination of cash and shares. The term of each option shall be unlimited unless terminated earlier pursuant to the applicable Director Plan. If an optionee ceases to be a director, the term of his or her option will expire after five years in the case of retirement, after one year in the case of death or disability, and after three months upon ceasing to be a director for any other reason (except that no deferred compensation option will expire less than seven months after the date of grant).

     Health Insurance Reimbursement. A portion of the cost of premiums incurred by a non-employee director of U. S. Bancorp for health care insurance coverage of such director and his or her dependents will be reimbursed by U. S. Bancorp upon the director's request, provided that no portion of such premiums are subsidized by any other employer. Such reimbursement is subject to the same conditions and limits as are applicable to active employees. No director received reimbursement during 1995.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

OBJECTIVES OF U. S. BANCORP'S COMPENSATION PROGRAM

     The Compensation Committee (the "Committee") of the U. S. Bancorp Board of Directors reviews and approves guiding principles for U. S. Bancorp's executive compensation program, as well as administering certain specific elements of the program. The Committee is composed of nine outside directors. See "Board of Directors and Board Committees." Members of the Committee are not eligible to participate in any U. S. Bancorp compensation plans other than the Director Plans, a deferred compensation plan for non-employee directors, and a medical insurance premium reimbursement plan.

     U. S. Bancorp has adopted, with the Committee's approval, a philosophy of "total compensation," encompassing a broad mix of salary, incentive compensation, and retirement and health and welfare benefits. It seeks to provide all its employees with appropriate incentives for current performance as well as for achieving the long-term objectives of the corporation. Through its compensation program, U. S. Bancorp also strives to attract and retain the best individuals essential to a successful organization.

EMPLOYEE BENEFITS

     U. S. Bancorp's employees (other than certain part-time employees), including its executive officers, are eligible to participate in its health and welfare benefits program, which includes medical, dental, life, and disability insurance and assorted other benefits selected by employees in accordance with their individual needs. Subject to years of service requirements, U. S. Bancorp's employees (other than certain part-time employees) also participate in its Retirement Plan, a qualified defined benefit pension plan. They may also choose to participate in its Employee Investment Plan, a salary deferral plan qualified under Code Section 401(k). Under the U. S. Bancorp Supplemental Benefits Plan, executive officers and other key employees may be designated to receive certain additional benefits which are not provided by the Retirement Plan and Employee Investment Plan.

DECISIONS REGARDING CASH COMPENSATION

     Decisions regarding salary and cash incentive compensation to be paid to Gerry B. Cameron, U. S. Bancorp's chief executive officer, were made by the Board of Directors pursuant to the recommendations of the Committee. Mr. Cameron did not participate in Committee or Board deliberations regarding his own compensation. Decisions regarding cash compensation paid to executive officers (other than Mr. Cameron) who were members of the Executive Management Committee were made by the Committee in November 1994 following review of recommendations by Mr. Cameron. The Executive Management Committee or individual Executive Management Committee members have been delegated authority to make decisions regarding cash compensation to be paid to other executive officers. Compensation to be paid to presidents and chief executive officers of U. S. Bancorp's subsidiaries is also subject to approval by the respective boards of directors of such subsidiaries.

     Members of the Executive Management Committee are selected by the Board from U. S. Bancorp's top executive officers. At December 31, 1995, the Executive Management Committee was composed of twelve members, including Messrs. Cameron, Sznewajs, Hatfield, Duim, and Saunders.

     Periodically, U. S. Bancorp engages outside consultants to survey and report on executive compensation paid by a group of bank holding companies with total assets and net earnings at levels comparable to those of U. S. Bancorp. The comparison group includes the bank holding companies in the S&P Major Regional Banks Index appearing under "Stock Performance Graph" below except for one company for which data was not available.

     Approval of 1995 Salary Levels. In November 1994, the Committee reviewed market analyses of base salaries and total compensation paid by the comparison group referred to above. Following that review, the Committee recommended, and the Board of Directors approved, an increase in Mr. Cameron's salary level for 1995 to $700,000 from $525,000 in 1994. The 1995 salary level fell in the second quartile (between the 25th and 50th percentiles) of bank holding companies in the market survey. In establishing Mr. Cameron's salary, the Committee considered the effect of salary compression at the top levels of U. S. Bancorp's management on U. S. Bancorp's ability to compete for new executives and retain executives currently in U. S. Bancorp's employ. The Committee also reviewed U.
S. Bancorp's average total shareholder return, return on assets, and return on common equity as compared to the S&P Major Regional Banks Index. Salary levels for 1995 for members of the Executive Management Committee were approved by the Board of Directors pursuant to recommendations by Mr. Cameron affirmed by the Committee based on similar factors as those considered in establishing Mr. Cameron's salary.

     Annual Cash Incentive Compensation. Annual cash incentive plans for executive and management personnel which first became effective January 1, 1993, continued in effect for 1995. The Executive Annual Incentive Plan (the "Executive Plan") covers members of the Executive Management Committee (including Mr. Cameron) and is administered by the Committee. The Management Annual Incentive Plan (the "Management Plan") covers selected management executives who are not Executive Management Committee members and is administered by the Executive Management Committee. The two plans are otherwise quite similar. The Executive Plan and the Management Plan are collectively referred to as the "Annual Plans."

     The Annual Plans are designed to reward participants for the achievement of objective, measurable performance goals established to support U. S. Bancorp's strategic planning process. The Annual Plans contemplate the establishment each year of target awards, performance components and related success factors and relative weights, performance goals and additional modifier goals within each component, and performance percentages for each component. Performance components may relate to performance by U. S. Bancorp and its subsidiaries as a whole or by a principal operating group, business unit, support unit, or project shared by two or more operating groups or units. For each performance component, based on the level of achievement for the related success factors, a performance percentage is determined ranging from 0% for performance below a specified threshold level, to a minimum value of not less than 50% for performance equal to the threshold level, to 100% for performance equal to a specified target level, to a maximum value for 1995 not to exceed 187.5%.

     The corporate performance targets established for 1995 under the Annual Plans by the Board of Directors following the Committee's recommendation were based on core earnings for U. S. Bancorp, which is defined as sustainable operating earnings excluding all extraordinary items. In February 1996, the Committee determined that the level of attainment of the corporate performance targets corresponded to a 150% payout with respect to target awards under the Annual Plans.

     The 1995 target award established under the Executive Plan for Mr. Cameron by the Board of Directors in November 1994 pursuant to the Committee's recommendation was set at 60% of his 1995 base salary. An actual award of 90% of base salary was approved in February 1996 in light of Mr. Cameron's contribution to the level of attainment of U. S. Bancorp's corporate performance targets.

     With respect to other Executive Management Committee members, the Committee established target awards under the Executive Plan in December 1994 ranging from 35% to 50% of their 1995 base salaries. In February 1996, the Committee approved, with Board concurrence, Mr. Cameron's determination of levels of achievement of the performance components assigned to other Executive Management Committee members pursuant to authority delegated to Mr. Cameron, resulting in awards for 1995 ranging from 42.8% to 76.4% of 1995 base salaries.

DECISIONS REGARDING STOCK-BASED INCENTIVE COMPENSATION

     In March 1995, Mr. Cameron presented recommendations to the Committee with respect to stock-based awards to executive management team members under the U.
S. Bancorp 1993 Stock Incentive Plan. Pursuant to Mr. Cameron's recommendations, the Committee granted an award to each executive comprised of three different stock-based components. The awards included (i) nonqualified stock options with a time lapse vesting component, (ii) nonqualified stock options with a performance vesting component based on achievement of corporate performance goals for return on assets and market to book value ratio, and (iii) performance shares subject to vesting requirements based on attainment of specified levels of return on assets and the excess, if any, of total shareholder return over the median return of the S&P Major Regional Banks Index.

     The award of stock options and performance shares was intended to provide a strong motivation among top executives to create additional equity value to shareholders by tying long-term compensation to measures of shareholder return. The size of individual grants, including grants to Mr. Cameron, were based upon a comparison to similar grants by peer institutions reflected in the market survey referred to above and the anticipated effect of the awards on U. S. Bancorp's ability to retain current executives and attract new talent. Past corporate performance was not considered in establishing the level of awards. See "Executive Compensation -- Stock-Based Compensation."

RECENT CHANGES IN INCENTIVE COMPENSATION PROGRAM

     In October 1995, the Committee authorized management to retain a national compensation consulting firm to review U. S. Bancorp's existing long-term incentive program and develop new strategies for long-term incentive compensation in light of the Committee's goals of retaining key employees and encouraging significant equity ownership in U. S. Bancorp by executive management and the changes anticipated for the organization following the pending merger with West One. After reviewing U. S. Bancorp's existing program and studying competitive compensation data for 22 peer banks, all of which are included in the S&P Major Regional Banks Index, the consulting firm concluded that the long-term incentive awards granted by the Committee in 1994 and 1995 were overly complex in terms of performance measurement to serve as a motivational force with respect to U. S. Bancorp's post-merger business strategy.

     The outside consultant presented a conceptual framework for improvements in
U. S. Bancorp's long-term incentive arrangements to the Committee in December 1995. Final recommendations were developed for implementation throughout January and early February of 1996 and approved by the Committee and the Board of Directors at their February 1996 meetings, including the adoption of a new Performance Cash Award Plan and amendment of the 1993 Stock Incentive Plan.

     In connection with the changes being implemented, the shareholders are being asked to approve two compensation-related proposals at the 1996 annual meeting. The first proposal relates to various amendments made to the 1993 Stock Incentive Plan. The second proposal submits for approval performance goals for awards to be granted under the Executive Annual Incentive Plan and the new Performance Cash Award Plan.

     A major reason for submitting these proposals to the shareholders is to preserve for the corporation the tax deductible status of payments made under the plans. Section 162(m), which was added to the Internal Revenue Code in 1993, limits the deductibility of compensation paid to a given covered employee in a taxable year to $1,000,000 plus qualifying performance-based compensation and other qualifying compensation.

     The proposed changes will qualify the incentive payments as performance-based, effectively assuring the deductibility of such compensation payments. Other changes were intended to reduce potential exposure to federal excise tax liability with respect to excess parachute payments under the Code. For a more detailed explanation of the changes being proposed for shareholder approval, see "Proposal 2: Approval of Third Amendment and Restatement of the 1993 Stock Incentive Plan" and "Proposal 3: Approval of Performance Goals under the Executive Annual Incentive Plan and the Performance Cash Award Plan."

COMPENSATION COMMITTEE MEMBERS

       N. Stewart Rogers, Chairman
        Harry Bettis
        Carolyn Silva Chambers
        Franklin G. Drake
        Robert L. Dryden
        John B. Fery
        Allen T. Noble
        Paul A. Redmond
        Benjamin R. Whiteley

                            STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total returns for the five-year period ended December 31, 1995, for the Common Stock, for the Standard & Poor's 500 composite stock index (the "S & P 500"), and for the S & P Major Regional Banks Index, in each case assuming investment of $100 at the close of business on the last trading day prior to January 1, 1991, and reinvestment of dividends.

                                                                  S & P Major
      Measurement Period                                           Regional
    (Fiscal Year Covered)        U. S. Bancorp     S & P 500      Banks Index
1990                                    100.00          100.00          100.00
1991                                    171.86          130.47          171.85
1992                                    209.18          140.41          212.07
1993                                    205.09          154.53          218.02
1994                                    192.43          156.57          198.77
1995                                    269.92          215.48          310.01

                        TRANSACTIONS WITH U. S. BANCORP

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Carolyn Silva Chambers, Franklin G. Drake, Robert L. Dryden, Robert Stevens Miller, Jr., Paul A. Redmond, N. Stewart Rogers, Andrew V. Smith and Benjamin R. Whiteley were members of the Compensation Committee during 1995.

     During 1995, certain directors (including each member of the Compensation Committee) and executive officers of U. S. Bancorp, their associates, and members of their immediate families were customers of U. S. Bancorp and its subsidiary banks. It is expected that directors, executive officers, their associates, and members of their immediate families will continue to be customers of U. S. Bancorp and its subsidiary banks in the future. Generally, transactions between U. S. Bancorp or its subsidiary banks and executive officers and directors of U. S. Bancorp, their associates and family members are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. Loans to certain executive officers that were made on terms other than those summarized above are described below under "Other Transactions."

OTHER TRANSACTIONS

     In connection with the relocation in 1989 of executive officer Phyllis J. Campbell to Seattle, Washington, U. S. Bancorp made a real estate loan to finance her purchase of a residence. The loan was made on the same terms as loans made to other U. S. Bancorp employees except that the interest rate per annum was fixed at 7 1/4% for Ms. Campbell. Such interest rate would increase to 10 1/4% in the event of termination of her employment with U. S. Bancorp. The highest outstanding balance on Ms. Campbell's loan during 1995 and the balance at December 31, 1995, respectively, were $242,130 and $225,168.

     In connection with the Merger Agreement relating to the acquisition of Peoples Ban Corporation ("Peoples") in 1987, U. S. Bancorp entered into a shareholder agreement with certain holders of the common stock of Peoples pursuant to which such holders agreed to vote in favor of the merger of Peoples with a U. S. Bancorp subsidiary. Pursuant to this agreement, U. S. Bancorp has agreed to afford such holders, which are the holders of approximately 8.5 million shares of Common Stock included in those listed as beneficially owned by Mr. Green under "Voting Securities and Principal Shareholders" above, certain registration rights with respect to such shares of Common Stock (as well as shares issued as a result of any change in capitalization) (the "Registrable Securities"). U. S. Bancorp is obligated, under certain circumstances and subject to specified terms and conditions, to use its best efforts to register for sale under the federal and state securities laws the Registrable Securities of such holders (and certain transferees). Such holders may make written requests of U. S. Bancorp, until December 22, 1997, to effect a registration for sale of at least 1,080,000 shares (as adjusted) of Registrable Securities. Holders of Registrable Securities are entitled to an aggregate of three such registrations. U. S. Bancorp has also agreed to permit such holders to include their Registrable Securities in certain other registrations of Common Stock; under certain circumstances, any such registration would be counted against the holders' three registration opportunities. All expenses of such registration, other than underwriters' discounts and commissions applicable to the holders' Registrable Securities and fees and disbursements of the holders' counsel, will be paid by U. S. Bancorp. The agreement also contains certain indemnification provisions.

        PROPOSAL 2:  APPROVAL OF THIRD AMENDMENT AND RESTATEMENT OF THE
                           1993 STOCK INCENTIVE PLAN

     The U. S. Bancorp 1993 Stock Incentive Plan (the "Incentive Plan") was approved by the U. S. Bancorp shareholders at the 1994 annual meeting. An amendment relating to change in control provisions in the Incentive Plan was approved by the shareholders at the 1995 annual meeting. Additional amendments to the Incentive Plan described below are being submitted for approval by the shareholders at the 1996 annual meeting.

     The purpose of the Incentive Plan is to promote and advance the interests of U. S. Bancorp and its shareholders by enabling U. S. Bancorp to attract, retain, and reward key employees of U. S. Bancorp and its subsidiaries. The Incentive Plan is intended to strengthen the mutuality of interests between such employees and shareholders by offering stock options and other equity-based incentive awards to promote a proprietary interest in pursuing the long-term growth, profitability, and financial success of U. S. Bancorp.

     The Incentive Plan provides for incentive awards ("Awards") to officers and other key employees of U. S. Bancorp and its subsidiaries, including employees who are also directors of U. S. Bancorp or one of its subsidiaries. The pool of
U. S. Bancorp employees currently considered potentially eligible to receive Awards under the Incentive Plan numbers approximately 2,500.

     Awards which may be granted under the Incentive Plan include stock options, stock appreciation rights, restricted awards, performance awards, and other stock-based Awards. The Committee is charged with administering the Incentive Plan and determining the employees who are to receive Awards under the Incentive Plan and the types, amounts, and terms of such Awards. The Committee may delegate, to one or more officers of U. S. Bancorp, the power, authority, and discretion of the Committee with respect to Awards granted to recipients who are not executive officers or directors of U. S. Bancorp.

     The securities which may be issued under the Incentive Plan are shares of Common Stock, which may be either authorized and unissued shares or reacquired (treasury) shares. Subject to adjustment for changes in capitalization, the maximum number of shares which may be made the subject of Awards under the Incentive Plan shall not exceed 6,000,000 shares, plus the number of shares that remain authorized but not granted under the U. S. Bancorp 1985 Stock Option and SAR Plan (the "1985 Plan") (including shares subject to prior stock option plans and referred to in the 1985 Plan). At February 15, 1996, such additional number was approximately 308,177 shares. If an Award granted under the Incentive Plan or previously granted under a prior plan is canceled or expires, the shares covered by such Awards shall again become available for additional Awards under the Incentive Plan.

     The following summary of the material provisions of the Incentive Plan as amended by the Third Amendment and Restatement is qualified in its entirety by reference to the full text of the Incentive Plan, a copy of which is attached to this Proxy Statement as Exhibit A. The low sale price of the Common Stock on February 15, 1996, as reported in The Wall Street Journal was $31.00.

PLAN AMENDMENTS ADOPTED IN FEBRUARY 1996

     The Board of Directors approved various amendments to the Incentive Plan at its February meeting, subject to shareholder approval at the 1996 annual meeting. Many of the amendments are related to the requirements of Section 162(m) of the Code, enacted in 1993, which provides that compensation in excess of $1 million paid for any year to a corporation's chief executive officer and the four other highest paid executive officers at the end of such year ("Covered Employee") will not be deductible by the corporation for federal income tax purposes unless certain conditions are met. A change effected by a given amendment approved in February 1996 will not be given effect if the Committee later determines that such change is likely to have a materially adverse effect on the ability of U. S. Bancorp to use the pooling of interests method of accounting.

     Performance Awards. In general, U. S. Bancorp intends that all long-term compensation awards be made under the Incentive Plan. At the recommendation of its outside compensation consultant, the Board of Directors approved an amendment to the Incentive Plan to authorize performance cash Awards in addition to the performance share Awards already authorized under the Incentive Plan. A separate new Performance Cash Award Plan was also adopted to permit performance cash awards to be granted immediately. See "Proposal 3: Approval of Performance Goals under the Executive Annual Incentive Plan and the Performance Cash Award Plan."

     The maximum number of shares issuable with respect to Awards of performance shares to any executive officer for any calendar year has been increased from 60,000 to 100,000. The maximum amount payable with respect to performance cash Awards granted to any executive officer (including awards under the separate Performance Cash Award Plan) may not exceed $2,000,000 in any calendar year.

     The performance goals which may be established by the Committee with respect to performance Awards granted under the Incentive Plan to U. S. Bancorp executive officers are the same as described under "Proposal 3: Approval of Performance Goals under the Executive Annual Incentive Plan and the Performance Cash Award Plan." Approval by the shareholders of the Third Amendment and Restatement of the 1993 Stock Incentive Plan will be deemed to be approval of such performance goals in compliance with the requirements of Section 162(m). The performance goals to be used will be any one or a combination of the following: net income, cash flow, or any profit-related return ratios or calculations. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer banks selected by the Committee, relative to internal goals, or relative to levels attained in prior performance periods. The Committee will establish specified performance goals for each performance period (generally a three-year period) not later than 90 days after the beginning of the performance period. During any performance period, the Committee may adjust the performance goals as it deems equitable in recognition of unusual or nonrecurring events affecting U. S. Bancorp, changes in applicable tax laws or accounting principles, or such other factors as the Committee deems relevant; provided that the Committee may not adjust the performance goals for an award held by a Covered Employee with respect to the year in which the award is settled so as to increase the amount of compensation payable to such Covered Employee.

     Restricted Unit Awards. The amendments include a provision specifically authorizing Awards of restricted stock units, which are similar to restricted share Awards already authorized under the Incentive Plan, but provide that shares of Common Stock will not be issued until the restrictions lapse, rather than at the time of grant. Upon vesting of a restricted unit Award, a participant will be entitled to receive a certificate for a number of unrestricted shares of Common Stock equal to the number of vested units, cash equal to the fair market value of such shares, or a combination of cash and shares, as determined by the Committee. A participant will receive cash payments equal to dividends declared on the Common Stock, but otherwise will have no rights as a shareholder with respect to restricted unit Awards until unrestricted shares have been issued. The maximum number of restricted units which may be granted to any U. S. Bancorp executive officer in any calendar year will not exceed 400,000.

     Limit on Option and SAR Awards. The maximum number of shares subject to options or SARs which may be granted to any participant during any five-calendar-year period has been increased from 500,000 to 750,000.

     Calculation of Limit on Total Shares Issued under Incentive Plan. To the extent that options or other Awards requiring exercise are exercised by delivering previously acquired shares of Common Stock in payment of the exercise price, the number of previously acquired shares so delivered will be added to the shares available for additional Awards under the Incentive Plan.

     Transferability of Awards. Awards are generally not transferable other than by will or the laws of descent and distribution. The amendments to the Incentive Plan, however, permit the Committee to provide in Award Agreements (i) for transfers, without payment of consideration, of subject Awards to immediate family members of the participant or to trusts or partnerships for such family members, and (ii) to the extent permitted by rules promulgated by the SEC relating to exemptions from the short-swing profit provisions of the Securities Exchange Act of 1934, that Awards may be freely transferred subject to any limitations or conditions specified in the Award Agreement.

SUMMARY OF OTHER PLAN PROVISIONS

     Following is a summary of other material provisions of the Incentive Plan.

     Stock Options. Stock options granted under the Incentive Plan may be either incentive stock options meeting the requirements of Section 422 of the Code (or other tax-favored forms of options) or nonqualified options which are not entitled to favorable income tax treatment. Options granted under the Plan may expire not more than ten years from the date of grant. The exercise price per share must be at least 100 percent of the fair market value (defined as the low sale price as reported in The Wall Street Journal) of a share of Common Stock on the date the option is granted.

     The Committee may specify other terms of a given option, including times of and conditions to exercisability and whether the shares issuable upon exercise shall be subject to any restrictions. Also, the Committee, in its discretion, may provide that, to the extent the option is exercised using previously-acquired shares of Common Stock, the option holder shall automatically be granted a replacement ("reload") option for a number of shares equal to (or equal to a portion of) the number of shares delivered upon exercise with an option price equal to the fair market value of a share of Common Stock on the date of exercise and subject to such other terms as the Committee shall determine. The number of shares subject to options (or SARs) granted to any employee during any five-calendar-year period may not exceed 750,000.

     Stock Appreciation Rights. A recipient of SARs will receive, upon exercise, a payment (in cash or in shares of Common Stock or in any other form approved by the Committee) based on the excess (or portion of the excess) of the fair market value of a share of Common Stock on the date of exercise over the base price of the SARs, which may not be less than the fair market value of a share of Common Stock on the date of grant. SARs may be granted in connection with options or other Awards granted under the Plan or may be granted as independent Awards. The number of shares subject to SARs (or options) granted to any participant during any five-calendar-year period may not exceed 750,000.

     Restricted Share Awards. Awards of restricted shares of Common Stock will be subject to such terms and conditions as the Committee deems appropriate. The restrictions will generally include a requirement that the restricted shares be forfeited upon termination of the participant's employment for specified reasons prior to the expiration of a specified period of time. From the date of issuance of restricted shares and prior to forfeiture, the recipient is entitled to the rights of a shareholder, including voting and dividend rights, except that any shares issued as a stock dividend will be treated as additional restricted shares covered by the Award.

The maximum number of shares of Common Stock for which restricted Awards may be granted during any calendar year may not exceed 400,000.

     Performance Share Awards. Awards of performance shares are shares of Common Stock that are earned only if specified performance goals are attained during a designated performance cycle. Such performance goals may relate to U.
S. Bancorp as a whole, a subsidiary, or an operating group, division or unit, as specified by the Committee. See "Plan Amendments Adopted in February
1996 -- Performance Awards" above for a discussion of the performance goals which will be applicable to performance Awards made to U. S. Bancorp executive officers. Earned performance share Awards are paid at the end of the performance cycle in unrestricted shares of Common Stock, in cash equal to the fair market value of the earned performance shares, or by a combination of cash and shares. The maximum number of shares which may be granted to any U. S. Bancorp executive officer pursuant to Awards of performance shares granted in any calendar year may not exceed 100,000.

     Other Stock-Based Awards. The Committee may grant other Awards that involve payments or grants of shares of Common Stock or are measured by share equivalent units, including Awards valued using measures other than the market value of the Common Stock. The Incentive Plan thus provides needed flexibility to design future types of stock-based or stock-related Awards to attract and retain employees in a competitive environment. The number of shares of Common Stock subject to such Awards granted to any participant during any five-calendar-year period may not exceed 750,000.

     Change in Control Provisions. Awards granted under the Incentive Plan are subject to the following acceleration provisions upon the occurrence of a change in control of U. S. Bancorp:

          (1) Any stock option or other Award requiring exercise, including stock options which contain restrictions on exercisability based on the attainment of performance goals, will become exercisable in full immediately;

          (2) Any Award subject to restrictions on vesting, such as restricted shares, will become fully vested; and

          (3) Performance Awards and other Awards subject to performance goals (except stock options) will be deemed to be earned to the extent of the greater of:

             (a) A number of shares or a portion of the target cash award determined by the Committee based on the extent to which the specified performance goals had been achieved by the end of the fiscal quarter ending before the change in control occurred; or

             (b) A pro rata number of shares or a portion of the target cash award based on the percentage of shares subject to the Award equal to the proportion of whole months in the performance period elapsed prior to occurrence of the change in control compared to the total number of months in the performance period.

     The events which would result in a change in control of U. S. Bancorp are listed under "Executive Compensation -- Retirement Plan." The definition of change in control was modified in some respects in the Third Amendment and Restatement to conform to the definition being used in other U. S. Bancorp compensation plans and executive agreements.

     The foregoing provisions will not apply (other than to performance cash Awards) if the Committee determines that the use of the pooling of interests method of accounting with respect to the change in control transaction would be materially beneficial to U. S. Bancorp and the acceleration of vesting, exercisability or payment of the Award would have a materially adverse effect on
U. S. Bancorp's ability to use such accounting method.

     Other Terms of Awards. The Committee, in its discretion, may provide that a recipient may pay the purchase or option price of shares subject to an Award, or any federal, state or local taxes or tax withholding associated with exercise or payment of an Award, by delivering previously owned shares of Common Stock (including restricted or performance shares), by surrendering other outstanding vested Awards, by reducing the number of shares otherwise issuable under the Award, by delivering a promissory note with terms acceptable to the Committee, or as otherwise approved by the Committee.

     In the event of a change in capitalization, the Committee may make such proportionate adjustments in the aggregate number of shares for which Awards may be granted under the Plan, the maximum number of shares which may be awarded to any participant, and the number of shares covered by, and the exercise or base price of, any outstanding Awards, as the Committee in its sole discretion may deem appropriate.

     Duration, Termination and Amendment. The Incentive Plan will remain in effect until Awards have been granted covering all available shares under the plan or the plan is otherwise terminated by the Board of Directors. The Board may terminate the Incentive Plan at any time, but any such termination shall not affect any outstanding Awards. The Board of Directors may also amend the Incentive Plan from time to time, subject to any applicable shareholder approval requirement imposed by applicable securities laws, federal income tax laws, or NASDAQ or securities exchange rules.

NEW PLAN BENEFITS

     The following table summarizes the benefits related to Awards granted under the Incentive Plan since approval of the Third Amendment and Restatement by the Board of Directors.

                              PLAN BENEFITS TABLE
                           1993 STOCK INCENTIVE PLAN

                                                                           NUMBER OF
                            NAME AND POSITION(1)                      RESTRICTED UNITS(2)
        ------------------------------------------------------------  -------------------
        Gerry B. Cameron............................................         19,800
          Chairman of the Board and Chief Executive Officer
        Robert D. Sznewajs..........................................          8,500
          Vice Chairman
        Arland D. Hatfield..........................................          6,000
          Executive Vice President
        Gary T. Duim................................................          6,000
          Executive Vice President
        V. Lamoine Saunders.........................................          5,500
          Executive Vice President
        All Executive Officers as a Group...........................         65,700
        All Employees as a Group, Excluding Executive Officers......          6,000

---------------
(1) Non-employee directors do not participate in the Incentive Plan.

(2) Represents Awards of restricted units which vest in 20% installments over five years. The restricted units will become vested in full, to the extent not earlier vested, in the event the participant's employment is terminated by death, disability, retirement or within 24 months following a change in control without cause or by the participant for good reason, provided that such acceleration of vesting upon a change in control is not determined by the Committee to have a materially adverse effect on U. S. Bancorp's ability to use the pooling of interests method of accounting with respect to the change in control transaction where the use of such method would be materially beneficial to U. S. Bancorp, and provided further that benefits to executives other than Messrs. Cameron and Sznewajs may be reduced if they would be left in a better after-tax position. The restricted unit Awards will be canceled if (i) the shareholders do not approve the Third Amendment and Restatement of the 1993 Stock Incentive Plan at the 1996 annual meeting or (ii) the Committee determines that the grant of the Awards will have a materially adverse effect on U. S. Bancorp's ability to use the pooling of interests method of accounting with respect to any future transaction.

     Information regarding grants of stock options and performance share Awards to the named executive officers during 1995 is set forth under "Executive Compensation -- Stock-Based Compensation." Since January 1, 1996, no performance shares had been granted and no stock options had been granted to the named executive officers through the date of this Proxy Statement. The following table sets forth the numbers of stock options granted in 1995 and 1996 to the following groups:

                                                                   STOCK OPTIONS
                                                                 -----------------
                                                                  1995       1996
                                                                 -------    ------
            All Executive Officers as a Group..................  349,946     6,000
            All Other Employees................................  542,000    55,000

     The following table sets forth the numbers of performance shares granted in 1995 for the three-year performance period ending December 31, 1997:

                                                                PERFORMANCE SHARES(1)
                                                                ---------------------
                                                                       TARGET
                                                                ---------------------
            All Executive Officers as a Group.................          48,652
            All Other Employees...............................            -0-

---------------

(1) Payout potential ranges from 0% to 200% of Target.

FEDERAL INCOME TAX CONSEQUENCES OF AWARDS

     The following discussion summarizes the principal anticipated federal income tax consequences of grants of Awards under the Plan to participants and to U. S. Bancorp.

     Tax Consequences to Participants

INCENTIVE STOCK OPTIONS

     Incentive stock options under the Plan are intended to meet the requirements of Section 422 of the Code. No income results to a participant upon the grant of an incentive stock option or upon the issuance of shares when the option is exercised. The amount realized on the sale or taxable exchange of such shares in excess of the exercise price will be considered a capital gain, except that if such disposition occurs within one year after exercise of the option or two years after grant of the option, the participant will recognize compensation taxable at ordinary income tax rates measured by the amount by which the lesser of (i) the fair market value on the date of exercise or (ii) the amount realized on the sale of shares, exceeds the exercise price. For purposes of determining alternative minimum taxable income, an incentive stock option is treated as a nonqualified option.

NONQUALIFIED STOCK OPTIONS

     No taxable income is recognized upon the grant of a nonqualified option. In connection with the exercise of a nonqualified option, a participant will generally realize ordinary income measured by the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The participant's cost basis in the acquired shares is the fair market value of the shares on the exercise date. Any gain upon sale of the shares is capital gain.

PAYMENT OF EXERCISE PRICE IN SHARES

     The Committee may permit participants to pay all or a portion of the exercise price using previously owned shares of Common Stock. If an option is exercised and payment is made in previously held shares, there is no taxable gain or loss to the participant other than any gain recognized as a result of exercise of the option, as described above.

STOCK APPRECIATION RIGHTS

     The grant of an SAR to a participant will not cause the recognition of income by the participant. Upon exercise of an SAR, the participant will realize ordinary income equal to the amount of cash payable to the participant plus the fair market value of any shares of Common Stock or other property delivered to the participant.

RESTRICTED AWARDS AND PERFORMANCE SHARE AWARDS

     Generally, a participant will not recognize any income upon issuance of an Award of restricted shares, restricted units, or performance shares which are subject to forfeiture. Dividends paid with respect to Awards during a restriction period or performance cycle prior to the vesting of such Awards will be taxable as ordinary income to the participant. Generally, a participant will recognize compensation income upon the vesting of restricted shares, restricted units, or performance shares in an amount equal to the amount of cash payable to the participant plus the fair market value of shares of Common Stock or other property delivered to the participant. However, a participant may elect to recognize compensation income, upon the grant of restricted shares, based on the fair market value of the shares of Common Stock subject to such Award at the date of grant. If a participant makes such an election, dividends paid with respect to such restricted shares will not be treated as compensation income, but rather as dividend income, and the participant will not recognize additional income when the restricted shares vest.

PERFORMANCE CASH AWARDS

     Unless deferred under the U. S. Bancorp Executive Deferred Compensation Plan, cash payouts under performance cash Awards will be taxable to the participant as compensation income at the time of payment.

     Tax Consequences to U. S. Bancorp and its Subsidiaries (the "Employers")

     To the extent participants qualify for capital gains treatment with respect to the sale of shares acquired pursuant to exercise of an incentive stock option, the Employers will not be entitled to any tax deductions in connection with incentive stock options. In all other cases, the Employers will be entitled to receive a federal income tax deduction at the same time and in the same amount as the amount which is taxable to participants as ordinary income with respect to Awards. If a participant who receives an Award of restricted shares makes the special election described above, the Employers will not be entitled to deduct dividends paid with respect to such restricted shares.

RECOMMENDATION BY THE BOARD OF DIRECTORS; VOTE REQUIRED

     The Board of Directors recommends that the shareholders vote FOR approval of the Third Amendment and Restatement of the U. S. Bancorp 1993 Stock Incentive Plan. The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the 1996 annual meeting is required for approval.

                   PROPOSAL 3:  APPROVAL OF PERFORMANCE GOALS
                 UNDER THE EXECUTIVE ANNUAL INCENTIVE PLAN AND
                        THE PERFORMANCE CASH AWARD PLAN

BACKGROUND

     U. S. Bancorp has for several years made cash awards to certain designated executive officers under the U. S. Bancorp Executive Annual Incentive Plan (the "Annual Plan"). Short-term performance is emphasized under the Annual Plan, pursuant to which annual bonuses are paid based on reaching specified performance goals for the year that are set by the Committee.

     On February 15, 1996, the Board of Directors adopted a new Performance Cash Award Plan (the "Performance Plan") for U. S. Bancorp executives. The Performance Plan emphasizes long-term perform-ance through awards based on reaching specified performance goals over a specified period (generally three years).

     Changes in the Code enacted in 1993 affect the deductibility of awards paid under the Annual Plan and the Performance Plan. Section 162(m) of the Code provides that compensation in excess of $1 million paid for any year to a corporation's chief executive officer and the four other highest paid executive officers at the end of such year ("Covered Employees") will not be deductible by the corporation for federal income tax purposes unless certain conditions are met. One such condition is that the compensation qualify as "performance-based compensation." In addition to the other requirements for qualification as performance-based compensation, shareholders must be advised of and must approve the material terms of the performance goals under which such compensation is to be paid.

     The Board of Directors intends that awards to Covered Employees under the Annual Plan and the Performance Plan qualify as performance-based compensation within the meaning of Section 162(m). In order to maintain the deductibility of awards paid to Covered Employees under the Annual Plan and the Performance Plan, shareholders will be asked at the 1996 annual meeting to approve the material terms of the performance goals, which are described below.

INDIVIDUALS ELIGIBLE

     The executives eligible to participate in the Annual Plan and the Performance Plan are executives of U. S. Bancorp and its subsidiaries who are members of the Executive Management Committee and any other officers and executives (who may also be directors) with comparable responsibilities. Participants are selected by the Committee. For 1996, the participants include the Covered Employees and approximately seven other senior executives.

BUSINESS CRITERIA UPON WHICH PERFORMANCE GOALS ARE BASED

     The performance goals to be used for both the Annual Plan for Covered Employees and the Performance Plan will be any one or a combination of the following: net income, cash flow, or any profit-related return ratios or calculations. For any plan year or performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer banks selected by the Committee, relative to internal goals, or relative to levels attained in prior plan years. The specific performance criteria selected need not be the same for the Annual Plan and the Performance Plan.

     The Committee will establish specific performance objectives for each plan year under the Annual Plan not later than 90 days after the beginning of the plan year. For the Performance Plan, the Committee will similarly establish specified performance goals for each performance period established under the plan (generally a three-year period) not later than 90 days after the beginning of the performance period. During any performance period, the Committee may adjust the performance goals as it deems equitable in recognition of unusual or nonrecurring events affecting U. S. Bancorp, changes in applicable tax laws or accounting principles, or such other factors as the Committee deems relevant; provided that the Committee may not adjust the performance goals for an award held by a Covered Employee with respect to the year in which the award is settled so as to increase the amount of compensation payable to such Covered Employee.

TARGET AND MAXIMUM AWARDS

     Under both the Annual Plan and the Performance Plan, the Committee specifies for each participant a targeted incentive award, which is generally expressed as a percentage of the participant's base salary (exclusive of bonuses and other incentive compensation). With respect to the performance criteria selected by the Committee for each plan year or performance period, the Committee specifies threshold, target, and outstanding performance levels and a method of combining the performance results for each performance criteria. At the end of the plan year, the Committee determines the extent to which the specified performance criteria have been met and determines a performance percentage (from 0% to 200%) to be multiplied by a participant's targeted incentive award to arrive at the amount payable under the Annual Plan for the plan year or under the Performance Plan for the performance period. The highest level of compensation that may be paid to any participant under the Annual Plan for any plan year will not exceed $2,000,000. The highest level of compensation that may be paid to any participant under the Performance Plan during any calendar year also will not exceed $2,000,000. The $2,000,000 limitation under the Performance Plan applies in the aggregate to awards under the Performance Plan and to performance cash awards granted under the 1993 Stock Incentive Plan. See "Proposal 2: Approval of Third Amendment and Restatement of the 1993 Stock Incentive Plan."

NEW PLAN BENEFITS

     The Committee, with respect to Executive Management Committee members, and certain officers pursuant to delegated authority, with respect to other participants, have established target levels for awards under the Annual Plan for 1996. The following table sets forth the amounts which would be paid to the individuals and groups referred to below pursuant to awards made under the Annual Plan for 1996 at the specified levels of attainment of performance goals established by the Committee, provided that such awards shall be canceled if the proposal to approve the performance goals as described above is not approved by the shareholders at the 1996 annual meeting. No awards had been made pursuant to the Performance Plan at the date of this Proxy Statement.

                              PLAN BENEFITS TABLE

                                                        EXECUTIVE ANNUAL INCENTIVE PLAN
                                                         ESTIMATED FUTURE PAYOUTS (2)
                                              ---------------------------------------------------
                                                BELOW
       NAME AND PRINCIPAL POSITION(1)         THRESHOLD     THRESHOLD      TARGET        MAXIMUM
--------------------------------------------  ---------     ---------     ---------     ---------
Gerry B. Cameron............................     $ 0        $ 240,000     $ 480,000     $ 960,000
  Chairman of the Board and Chief Executive
     Officer
Robert D. Sznewajs..........................       0          106,250       212,500       425,000
  Vice Chairman
Arland D. Hatfield..........................       0           70,000       140,000       280,000
  Executive Vice President
Gary T. Duim................................       0           70,000       140,000       280,000
  Executive Vice President
V. Lamoine Saunders.........................       0           57,000       114,000       228,000
  Executive Vice President
All Executive Officers as a Group...........       0          929,131     1,858,261     3,716,522

---------------
(1) Non-employee directors and employees who are not executive officers do not participate in the Annual Plan.

(2) Threshold represents 50% of target, and maximum represents 200% of target.

SHAREHOLDER APPROVAL REQUIREMENTS; RECOMMENDATION BY THE BOARD OF DIRECTORS

     Pursuant to regulations promulgated under Section 162(m), if the Committee retains authority to change the objectives under the performance goals from year to year, as provided in both the Annual Plan and the Performance Plan, the material terms of the performance goals must be reapproved by the shareholders five years after initial shareholder approval. Otherwise, the Board of Directors or the Committee may amend the Annual Plan or Performance Plan in any respect without shareholder approval.

     If the material terms of the performance goals are not approved by the shareholders, awards granted for the 1996 plan year under the Annual Plan and any awards which may be granted under the Performance Plan will be canceled. However, the Board of Directors and the Committee retain authority to develop and implement alternate means of providing fair compensation for executive officers, including the Covered Employees. Such alternative means might include discretionary annual and long-term bonus programs.

     The Board of Directors believes it is in the best interests of U. S. Bancorp for the shareholders to approve the material terms of the performance goals under which awards are paid pursuant to the Annual Plan and the

Performance Plan. Thus, the Board recommends that the shareholders vote FOR the proposal described above. The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the 1996 annual meeting is required for approval.

                       PROPOSAL 4:  SELECTION OF AUDITORS

     The Board of Directors has selected Deloitte & Touche LLP as independent auditors for the current year. Deloitte & Touche LLP has examined the financial statements of U. S. Bancorp since January 1, 1969. It is expected that representatives of Deloitte & Touche LLP will be present at the shareholders meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

RECOMMENDATION BY THE BOARD OF DIRECTORS; VOTE REQUIRED

     Although the selection of auditors is not required to be submitted to a vote of the shareholders, the Board has decided to ask the shareholders to approve the selection and recommends that the shareholders vote FOR approval. If a majority of the shares of Common Stock represented at the annual meeting does not vote to approve the selection, the Board will reconsider the selection.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals submitted for inclusion in the 1997 proxy materials and consideration at the 1997 annual meeting must be received on or before November 11, 1996. Proposals should be sent to U. S. Bancorp, Attention:
Corporate Secretary Division, P.O. Box 2200, Portland, Oregon 97208-2200.

                                 OTHER BUSINESS

     While the accompanying Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting,
U. S. Bancorp has no knowledge of any matters to be presented at the meeting other than those listed as Items 1 through 4 in the Notice. However, the enclosed Proxy gives discretionary authority in the event that any other matters should be presented. U. S. Bancorp's Bylaws permit business to be brought before the annual meeting by a shareholder of record, provided that the shareholder has given written notice to U. S. Bancorp of his or her intention to present such business at the meeting, including a brief description of such business, in the time and manner specified for shareholder director nominations discussed above under "Proposal 1: Election of Directors."

                                          By order of the Board of Directors

                                          JOHN J. DEMOTT
                                          Secretary

March 11, 1996

                                                                       EXHIBIT A

                                 U. S. BANCORP

                           1993 STOCK INCENTIVE PLAN
                        THIRD AMENDMENT AND RESTATEMENT

                               FEBRUARY 15, 1996

                                 U. S. BANCORP

                           1993 STOCK INCENTIVE PLAN

                        THIRD AMENDMENT AND RESTATEMENT

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
ARTICLE 1 -- ESTABLISHMENT AND PURPOSE................................................    1
      1.1  Establishment; Restatement.................................................    1
      1.2  Purpose....................................................................    1
      1.3  Other Option Plans.........................................................    1
ARTICLE 2 -- DEFINITIONS..............................................................    1
      2.1  Defined Terms..............................................................    1
      2.2  Gender and Number..........................................................    5
ARTICLE 3 -- ADMINISTRATION...........................................................    5
      3.1  General....................................................................    5
      3.2  Composition of the Committee...............................................    5
      3.3  Authority of the Committee.................................................    5
      3.4  Delegation.................................................................    5
      3.5  Liability of Committee Members.............................................    5
      3.6  Costs of Plan..............................................................    5
ARTICLE 4 -- DURATION OF THE PLAN AND SHARES SUBJECT TO THE PLAN......................    6
      4.1  Duration of the Plan.......................................................    6
      4.2  Shares Subject to the Plan.................................................    6
ARTICLE 5 -- ELIGIBILITY..............................................................    6
ARTICLE 6 -- AWARDS...................................................................    6
      6.1  Types of Awards............................................................    6
      6.2  General....................................................................    7
      6.3  Nonuniform Determinations..................................................    7
      6.4  Award Agreements...........................................................    7
      6.5  Provisions Governing All Awards............................................    7
      6.6  Dividend Equivalents.......................................................    9
ARTICLE 7 -- OPTIONS..................................................................    9
      7.1  Types of Options...........................................................    9
      7.2  General; Limitation on Number of Options...................................    9
      7.3  Option Price...............................................................    9
      7.4  Option Term................................................................   10
      7.5  Time of Exercise...........................................................   10
      7.6  Special Rules for Incentive Stock Options..................................   10
      7.7  Restricted Shares..........................................................   10
      7.8  Reload Options.............................................................   10
ARTICLE 8 -- STOCK APPRECIATION RIGHTS................................................   10
      8.1  General; Limitation on Number of SARs......................................   10
      8.2  Nature of Stock Appreciation Right.........................................   10
      8.3  Exercise...................................................................   11
      8.4  Form of Payment............................................................   11

                                                                                        PAGE
                                                                                        ----
ARTICLE 9 -- RESTRICTED AWARDS........................................................   11
      9.1  Types of Restricted Awards.................................................   11
      9.2  General....................................................................   11
      9.3  Restriction Period.........................................................   11
      9.4  Forfeiture.................................................................   12
      9.5  Settlement of Restricted Awards............................................   12
      9.6  Rights as a Shareholder....................................................   12
ARTICLE 10 -- PERFORMANCE AWARD.......................................................   12
     10.1  Types of Performance Awards................................................   12
     10.2  Performance Cycles.........................................................   13
     10.3  Performance Goals..........................................................   13
     10.4  Determination of Awards....................................................   13
     10.5  Settlement of Performance Awards...........................................   13
     10.6  Rights as a Shareholder....................................................   13
     10.7  Performance Awards for Executive Officers..................................   13
ARTICLE 11 -- OTHER STOCK BASED AND COMBINATION AWARDS................................   14
     11.1  Other Stock-Based Awards...................................................   14
     11.2  Combination Awards.........................................................   14
ARTICLE 12 -- DEFERRAL ELECTIONS......................................................   14
ARTICLE 13 -- ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC.........................   14
     13.1  Plan Does Not Restrict Bancorp.............................................   14
     13.2  Adjustments by the Committee...............................................   14
ARTICLE 14 -- AMENDMENT AND TERMINATION...............................................   15
ARTICLE 15 -- MISCELLANEOUS...........................................................   15
     15.1  Tax Withholding............................................................   15
     15.2  Unfunded Plan..............................................................   15
     15.3  Payments to Trust..........................................................   15
     15.4  Annulment of Awards........................................................   15
     15.5  Engaging in Competition With Bancorp.......................................   15
     15.6  Other Bancorp Benefit and Compensation Programs............................   16
     15.7  Securities Law Restrictions................................................   16
     15.8  Governing Law..............................................................   16
     15.9  Accounting Matters.........................................................   16
ARTICLE 16 -- SHAREHOLDER APPROVAL....................................................   16

                                 U. S. BANCORP

                           1993 STOCK INCENTIVE PLAN

                        THIRD AMENDMENT AND RESTATEMENT

                                   ARTICLE 1

                           ESTABLISHMENT AND PURPOSE

     1.1 Establishment; Restatement. U. S. Bancorp, an Oregon corporation ("Bancorp"), established the U. S. Bancorp 1993 Stock Incentive Plan effective as of October 21, 1993, as amended and restated effective February 17, 1994, November 17, 1994, and further amended and restated in the present form effective February 15, 1996 (the "Plan"), subject to shareholder approval as provided in Article 16.

     1.2 Purpose. The purpose of the Plan is to promote and advance the interests of Bancorp and its shareholders by enabling Bancorp to attract, retain, and reward key employees of Bancorp and its Subsidiaries. It is also intended to strengthen the mutuality of interests between such employees and Bancorp's shareholders. The Plan is designed to serve these purposes by offering stock options and other cash and equity-based incentive awards, thereby providing a proprietary interest in pursuing the long-term growth, profitability, and financial success of Bancorp.

     1.3 Other Option Plans. The Plan shall be separate from the following existing plans (the "Prior Plans"):

                 U. S. Bancorp 1984 Incentive Stock Option Plan

                  U. S. Bancorp 1985 Stock Option and SAR Plan

The Plan shall neither affect the operation of the Prior Plans nor be affected by the Prior Plans, except as follows:

          (a) No further stock options will be granted under any of the Prior Plans after the date the Plan was initially approved by Bancorp's shareholders; and

          (b) The number of Shares which may be made subject to Awards under the Plan shall be adjusted, pursuant to Section 4.2, to reflect cancellation or expiration of options previously granted under the Prior Plans.

                                   ARTICLE 2

                                  DEFINITIONS

     2.1 Defined Terms. For purposes of the Plan, the following terms shall have the meanings set forth below:

     "ACQUIRING PERSON" means any person or related person or related persons which constitute a "group" for purposes of Section 13(d) and Rule 13d-5 under the Securities Exchange Act of 1934 (the "Exchange Act"), as such Section and Rule are in effect as of the Grant Date; provided, however, that the term Acquiring Person shall not include (a) Bancorp or any of its Subsidiaries, (b) any employee benefit plan or related trust of Bancorp or any of its Subsidiaries, (c) any entity holding voting capital stock of Bancorp for or pursuant to the terms of any such employee benefit plan, or (d) any person or group solely because such person or group has voting power with respect to capital stock of Bancorp arising from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the Exchange Act.

     "AWARD" means an award or grant made to a Participant of Options, Stock Appreciation Rights, Restricted Awards, Performance Awards, or Other Stock-Based Awards pursuant to the Plan.

     "AWARD AGREEMENT" means an agreement as described in Section 6.4 evidencing an Award under the Plan.

     "BOARD" means the Board of Directors of Bancorp.

     "CHANGE IN CONTROL" of Bancorp means:

          (a) The acquisition by any Acquiring Person of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 20 percent or more of the combined voting power of the then outstanding Voting Securities; provided, however, that for purposes of this paragraph (a) the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from Bancorp, (ii) any acquisition by Bancorp, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Bancorp or any corporation controlled by Bancorp, or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii), and (iii) of paragraph (c) of this definition of Change in Control; or

          (b) During any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director during the period whose election, or nomination for election, by Bancorp's shareholders was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (c) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of Bancorp (a "Business Combination") in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Voting Securities outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Bancorp or all or substantially all of Bancorp's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Voting Securities, (ii) no Person (excluding any employee benefit plan, or related trust, of Bancorp or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (d) Approval by the shareholders of Bancorp of any plan or proposal for the liquidation or dissolution of Bancorp.

     "CHANGE IN CONTROL DATE" means the first date following the Grant Date on which a Change in Control has occurred.

     "CODE" means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor thereto, together with rules, regulations, and interpretations promulgated thereunder. Where the context so requires, any reference to a particular Code section shall be construed to refer to the successor provision to such Code section.

     "COMMITTEE" means the Compensation Committee of the Board (or a successor committee appointed by the Board to administer the Plan as provided in Article 3 of the Plan).

     "COMMON STOCK" means the $5 par value Common Stock of Bancorp or any security of Bancorp issued in substitution, exchange, or lieu thereof.

     "CONTINUING RESTRICTION" means a Restriction described in Sections 6.5(g), 15.4, 15.5, and 15.7 of the Plan and any other Restrictions expressly designated by the Committee in an Award Agreement as a Continuing Restriction.

     "BANCORP" means U. S. Bancorp, an Oregon corporation, or any successor corporation.

     "DISABILITY" means the condition of being permanently "disabled" within the meaning of Section 22(e)(3) of the Code, namely being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. However, the Committee may, by resolution, change the foregoing definition of "Disability" or may adopt a different definition for purposes of specific Awards.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute. Where the context so requires, any reference to a particular section of the Exchange Act, or to any rule promulgated under the Exchange Act, shall be construed to refer to successor provisions to such section or rule.

     "FAIR MARKET VALUE" -- For all purposes of the Plan, the "Fair Market Value" of Shares on a particular day shall be determined without regard to any restrictions (other than a restriction which, by its terms, will never lapse) and means:

          (a) If the Shares are listed on a stock exchange, the low sale price as reported for that day by the principal stock exchange on which the Shares are listed; or

          (b) If the Shares are not listed on a stock exchange:

             (i) The low sale price as reported for that day in The Wall Street Journal by the National Market System of the National Association of Securities Dealers Automated Quotation System (NASDAQ); or

             (ii) If the low sale price is not reported in The Wall Street Journal for that day, the low sale price quoted by NASDAQ for that day.

     If no sale price is reported by the principal stock exchange or, if the Shares are not listed on a stock exchange, in The Wall Street Journal or quoted by NASDAQ for that day, the low sale price reported or quoted for the immediately preceding day on which it was reported or quoted shall be used. In the event Common Stock becomes listed on a stock exchange, the Committee may, by resolution, revise the foregoing definition of Fair Market Value by reference to trading prices as reported for such stock exchange.

     "INCENTIVE STOCK OPTION" or "ISO" means any Option granted pursuant to the Plan that is intended to be and is specifically designated in its Award Agreement as an "incentive stock option" within the meaning of Section 422 of the Code.

     "NONQUALIFIED OPTION" or "NQO" means any Option granted pursuant to the Plan that is not a Statutory Option.

     "OPTION" includes a Statutory Option, an ISO, and an NQO.

     "OTHER STOCK-BASED AWARD" means an Award as defined in Section 11.1.

     "PARTICIPANT" means an employee of Bancorp or a Subsidiary who is granted an Award under the Plan.

     "PERFORMANCE AWARD" means a Performance Cash Award or a Performance Share Award granted pursuant to the provisions of Article 10 of the Plan, the Vesting of which is contingent on performance attainment.

     "PERFORMANCE CASH AWARD" means an Award described in Section 10.1(a) of the Plan.

     "PERFORMANCE CYCLE" means a designated performance period pursuant to the provisions of Section 10.2 of the Plan.

     "PERFORMANCE GOAL" means a designated performance objective pursuant to the provisions of Section 10.3 of the Plan.

     "PERFORMANCE SHARE" means a Share granted under and subject to a Performance Share Award. "Performance Share Award" means an Award described in
Section 10.1(b) of the Plan.

     "PLAN" means this Third Amendment and Restatement of the U. S. Bancorp 1993 Stock Incentive Plan, as set forth herein and as it may be hereafter amended and from time to time.

     "PRIOR PLANS" mean the previous stock option plans of Bancorp described in
Section 1.3.

     "REPORTING PERSON" means a Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

     "RESTRICTED AWARD" means a Restricted Share Award or a Restricted Unit Award granted pursuant to Article 9 of the Plan.

     "RESTRICTED SHARE" means a Share granted under and subject to a Restricted Share Award. "Restricted Share Award" means an Award described in Section 9.1(a) of the Plan.

     "RESTRICTED UNIT AWARD" means an Award described in Section 9.1(b) of the Plan.

     "RESTRICTION" means a provision in the Plan or in an Award Agreement which limits the exercisability or transferability, or which governs the forfeiture, of an Award or the Shares, cash, or other property payable pursuant to an Award.

     "RETIREMENT" means retirement under the U. S. Bancorp Retirement Plan. However, the Committee may, by resolution, change the foregoing definition of "Retirement" or may adopt a different definition for purposes of specific Awards.

     "SHARE" means a share of Common Stock.

     "STATUTORY OPTION" means an Incentive Stock Option or any other form of stock option that is intended to meet the requirements specified in the Code (as the Code may be amended from time to time) for favorable income tax treatment for the Participant, for Bancorp, or for both.

     "STOCK APPRECIATION RIGHT" or "SAR" means an Award providing a benefit based on the appreciation of Common Stock granted pursuant to the provisions of
Article 8 of the Plan.

     "SUBSIDIARY" means a "subsidiary corporation" of Bancorp, within the meaning of Section 425 of the Code, namely any corporation in which Bancorp directly or indirectly controls 50 percent or more of the total combined voting power of all classes of stock having voting power.

     "VEST" or "VESTED" means:

          (a) In the case of an Award that requires exercise, to be or to become immediately and fully exercisable and free of all Restrictions (other than Continuing Restrictions);

          (b) In the case of an Award that is subject to forfeiture, to be or to become nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions);

          (c) In the case of an Award that is required to be earned by attaining specified Performance Goals, to be or to become earned and nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions); or

          (d) In the case of any other Award as to which payment is not dependent solely upon the exercise of a right, election, exercise, or option, to be or to become immediately payable and free of all Restrictions (except Continuing Restrictions).

     "VOTING SECURITIES" means Bancorp's issued and outstanding securities ordinarily having the right to vote at elections of directors.

     2.2 Gender and Number. Except where otherwise indicated by the context, any masculine or feminine terminology used in the Plan shall also include the opposite gender; and the definition of any term in Section 2.1 in the singular shall also include the plural, and vice versa.

                                   ARTICLE 3

                                 ADMINISTRATION

     3.1 General. The Plan shall be administered by the Committee or a successor committee as described in Section 3.2.

     3.2 Composition of the Committee. The Committee shall consist of not less than a sufficient number of members of the Board who are "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Board may, without amendment of the Plan, transfer the duties of the Committee to another committee meeting the requirements of Rule 16b-3.

     3.3 Authority of the Committee. The Committee shall have full power and authority to administer the Plan in its sole discretion, including the authority to:

          (a) Construe and interpret the Plan and any Award Agreement;

          (b) Promulgate, amend, and rescind rules and procedures relating to the implementation of the Plan;

          (c) Select the employees who shall be granted Awards;

          (d) Determine the number and types of Awards to be granted to each such Participant;

          (e) Determine the number of Shares, or Share equivalents, to be subject to each Award;

          (f) Determine the option price, purchase price, base price, or similar feature for any Award; and

          (g) Determine all the terms and conditions of all Award Agreements, consistent with the requirements of the Plan.

Decisions of the Committee, or any delegate as permitted by the Plan, shall be final, conclusive, and binding on all Participants.

     3.4 Delegation. Notwithstanding the foregoing, the Committee may delegate to one or more officers of Bancorp the authority to exercise on behalf of the Committee any power, authority, or discretion of the Committee with respect to Awards granted to Participants who are not Reporting Persons. Matters which the Committee may delegate include, but are not limited to: (a) determining the recipients, types, amounts, and terms of Awards to be granted to Participants who are not Reporting Persons; (b) the acceleration of the time when such an Award becomes Vested; and (c) elections and determinations with respect to exercise or payment of such an Award.

     3.5 Liability of Committee Members. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award, or any Participant.

     3.6 Costs of Plan. The costs and expenses of administering the Plan shall be borne by Bancorp.

                                   ARTICLE 4

              DURATION OF THE PLAN AND SHARES SUBJECT TO THE PLAN

     4.1 Duration of the Plan. The Plan initially became effective October 21, 1993. The Plan shall remain in effect until Awards have been granted covering all the available Shares or the Plan is otherwise terminated by the Board. Termination of the Plan shall not affect outstanding Awards.

     4.2  Shares Subject to the Plan.

     (a) Shares. The shares which may be made subject to Awards under the Plan shall be Shares of Common Stock, which may be either authorized and unissued Shares or reacquired Shares. No fractional Shares shall be issued under the Plan.

     (b) General Limitation on Awards. Subject to adjustment pursuant to Article 13, the maximum number of Shares for which Awards may be granted under the Plan shall not exceed 6,000,000 Shares, plus the number of Shares that remain available for grants of options under the Prior Plans as of the date the Plan is approved by Bancorp's shareholders as provided in Article 16. The aggregate number of Shares which may be subject to Awards under the Plan and options under the Prior Plans (including options previously granted and exercised or outstanding under the Prior Plans as of the effective date of the Plan) shall not exceed 8,250,000 Shares, as adjusted under the Plan and the Prior Plans to reflect changes in capitalization.

     (c) Annual Limitation. Subject to adjustment pursuant to Article 13, the maximum number of Shares for which Restricted Awards may be granted during any calendar year shall not exceed 400,000 Shares.

     (d) Cancellation or Expiration of Awards. If an Award under the Plan (or any option previously granted under the Prior Plans) is canceled or expires for any reason prior to having been fully Vested or exercised by a Participant or is settled in cash in lieu of Shares or is exchanged for other Awards, all Shares covered by such Awards (or options under the Prior Plans) shall again become available for additional Awards under the Plan.

     (e) Share for Share Exercises. In the event any Option or other Award requiring exercise is exercised (pursuant to the terms of the applicable Award Agreement) in whole or in part by delivery or attestation to Bancorp of previously acquired Shares, the Shares delivered or attested to Bancorp in lieu of payment of the exercise price of the Option or other Award will be added to the Shares available for additional Awards under the Plan.

                                   ARTICLE 5

                                  ELIGIBILITY

     Officers and other key employees of Bancorp and its Subsidiaries (including employees who may also be directors of Bancorp or a Subsidiary) who, in the Committee's judgment, are or will be contributors to the long-term success of Bancorp shall be eligible to receive Awards under the Plan.

                                   ARTICLE 6

                                     AWARDS

     6.1 Types of Awards. The types of Awards that may be granted under the Plan are:

          (a) Options governed by Article 7 of the Plan;

          (b) Stock Appreciation Rights governed by Article 8 of the Plan;

          (c) Restricted Awards governed by Article 9 of the Plan, which may include Restricted Share Awards and Restricted Unit Awards;

          (d) Performance Awards governed by Article 10 of the Plan, which may include Performance Cash Awards and Performance Share Awards; and

     (e) Other Stock-Based Awards or combination awards governed by Article 11 of the Plan.

In the discretion of the Committee, any Award may be granted alone, in addition to, or in tandem with other Awards under the Plan.

     6.2 General. Subject to the limitations of the Plan, the Committee may cause Bancorp to grant Awards to such Participants, at such times, of such types, in such amounts, for such periods, with such option prices, purchase prices, or base prices, and subject to such terms, conditions, limitations, and restrictions as the Committee, in its discretion, shall deem appropriate. Awards may be granted as additional compensation to a Participant or in lieu of other compensation to such Participant. A Participant may receive more than one Award and more than one type of Award under the Plan.

     6.3 Nonuniform Determinations. The Committee's determinations under the Plan or under one or more Award Agreements, including without limitation, (a) the selection of Participants to receive Awards, (b) the type, form, amount, and timing of Awards, (c) the terms of specific Award Agreements, and (d) elections and determinations made by the Committee with respect to exercise or payments of Awards, need not be uniform and may be made by the Committee selectively among Participants and Awards, whether or not Participants are similarly situated.

     6.4 Award Agreements. Each Award shall be evidenced by a written Award Agreement between Bancorp and the Participant. Award Agreements may, subject to the provisions of the Plan, contain any provision approved by the Committee.

     6.5 Provisions Governing All Awards. All Awards shall be subject to the following provisions:

          (a) Alternative Awards. If any Awards are designated in their Award Agreements as alternative to each other, the exercise of all or part of one Award automatically shall cause an immediate equal (or pro rata) corresponding termination of the other alternative Award or Awards.

          (b) Rights as Shareholders. No Participant shall have any rights of a shareholder with respect to Shares subject to an Award until such Shares are issued in the name of the Participant.

          (c) Employment Rights. Neither the adoption of the Plan nor the granting of any Award shall confer on any person the right to continued employment with Bancorp or any Subsidiary, nor shall it interfere in any way with the right of Bancorp or a Subsidiary to terminate such person's employment at any time for any reason, with or without cause.

          (d) Transferability. Except as otherwise provided in this Section 6.5(d), each Award (other than Shares after they Vest) will not be transferable other than by will or the laws of descent and distribution and will be exercisable (for Awards which require exercise) during the lifetime of the Participant only by the Participant or, in the event the Participant becomes legally incompetent, by the Participant's guardian or legal representative. Notwithstanding the foregoing, the Committee, in its discretion, may provide in any Award Agreement that the Award is transferable, without payment of consideration, to immediate family members of the Participant or to trusts or partnership for such family members ("Permitted Family Transferees"). The Committee may, in its discretion, also amend outstanding Award Agreements for Awards granted prior to 1996 to allow transfer of such Awards, without payment of consideration, to Permitted Family Transferees. Furthermore, in the event Rule 16b-3 under the Exchange Act is amended to eliminate restrictions on transferability as a condition of exemption under Rule 16b-3, the Committee, in its discretion, may provide in any Award Agreement that the Award may be freely transferred, may be freely transferred to any class of transferees identified in the Award Agreement, or may be transferred subject to any terms and conditions specified in the Award Agreement. Notwithstanding the foregoing, Awards may be surrendered to Bancorp pursuant to Section 6.5(h) in connection with the payment of the purchase or option price of another Award.

          (e) Termination Of Employment. The terms and conditions under which an Award may be exercised, if at all, after a Participant's termination of employment shall be determined by the Committee and specified in the applicable Award Agreement.

          (f) Payment of Purchase Price and Withholding. The Committee, in its discretion, may include in any Award Agreement a provision permitting the Participant to pay the purchase or option price, if any, for the Shares or other property issuable pursuant to the Award, or the Participant's federal, state, or local tax or tax withholding obligation with respect to such issuance in whole or in part by any one or more of the following:

             (i) By delivering previously owned Shares;

             (ii) By reducing the number of Shares or other property otherwise Vested and issuable pursuant to the Award;

             (iii) By delivering to Bancorp a promissory note payable on such terms and over such period as the Committee shall determine;

             (iv) By delivery (in a form satisfactory to the Committee) of an irrevocable direction to a securities broker acceptable to the
        Committee:

                (A) To sell Shares subject to the Award and to deliver all or a part of the sales proceeds to Bancorp in payment of all or a part of the option price and taxes or withholding taxes attributable to the issuance; or

                (B) To pledge Shares subject to the Award to the broker as security for a loan and to deliver all or a part of the loan proceeds to Bancorp in payment of all or a part of the option price and taxes or withholding taxes attributable to the issuance; or

             (v) In any combination of the foregoing or in any other form approved by the Committee.

     For purposes of exercising an Option by delivery of previously owned Shares, the Participant may deliver, in lieu of an actual delivery of Shares, an attestation by the Participant in a form satisfactory to Bancorp that the Participant owns freely transferable previously acquired Shares having a Fair Market Value equal to the Option exercise price. Any Shares withheld or surrendered with respect to a Reporting Person shall be subject to such additional conditions and limitations as the Committee may impose to comply with the requirements of the Exchange Act.

          (g) Reporting Persons. With respect to all Awards granted to Reporting
     Persons:

             (i) Options (or other Awards requiring exercise) shall not be exercisable (or the Shares issuable upon exercise of the Options shall not be transferable) until at least six months after the date the Award was granted, except in the case of the death or Disability of the Participant; and

             (ii) Shares issued pursuant to any Award (other than Options or other Awards requiring exercise) may not be sold by the Participant for at least six months after acquisition, except in the case of the death or Disability of the Participant;

     provided, however, that (unless an Award Agreement expressly provides otherwise) the limitation of this Section 6.5(g) shall apply only if or to the extent required by Rule 16b-3 under the Exchange Act. Award Agreements for Awards to Reporting Persons shall also comply with any future restrictions imposed by such Rule 16b-3.

          (h) Service Periods. At the time of granting Awards, the Committee may specify, by resolution or in the Award Agreement, the period or periods of service performed or to be performed by the Participant in connection with the grant of the Award.

          (i) Change in Control Provisions. Each Award Agreement with respect to an Award granted after November 17, 1994, shall include a provision that as of a Change in Control Date:

                (A) An Option or other Award requiring exercise shall become fully and immediately exercisable;

                (B) An Award subject to Restrictions shall become fully Vested if the Participant's employment is terminated (by Bancorp without Cause, or by the Participant for Good Reason, as those terms are defined in the Award Agreement) within a specified period following the Change in Control Date; or

                (C) A Performance Award or other Award subject to Performance Goals (other than an Option Award where the exercisability of the Option is wholly or partially based on attaining Performance Goals, which shall be governed by paragraph A above) shall be deemed to have been earned to the extent of the greater of:

                    (1) A number of Shares or a portion of the target cash award determined by the Committee based on the extent to which the Performance Goals specified in the Award Agreement have been achieved during the portion of the Performance Cycle ending on the last day of the last fiscal quarter of Bancorp ending on or before the Change in Control Date; or

                    (2) A pro rata number of Shares or a portion of the target cash award equal to the product of the Target Shares or target cash award identified in the Award Agreement multiplied by a fraction with a numerator equal to the whole number of calendar months beginning on or after the Grant Date and ending on or before the Change in Control Date and a denominator equal to the number of calendar months in the entire Performance Cycle specified in the Award Agreement.

However, each Award Agreement (other than an Award Agreement for a Performance Cash Award) that includes a Change in Control provision shall be subject to the following limitation:

          If the Committee in good faith adopts a resolution that (i) the use of the pooling method of accounting with respect to the Change in Control transaction would be materially beneficial to Bancorp, and (ii) the acceleration of the exercisability, Vesting, or earning of the Award in connection with the Change in Control would have a materially adverse effect on Bancorp's ability to use the pooling method of accounting with respect to the Change in Control, then the Award shall not be accelerated on account of the Change in Control.

     6.6 Dividend Equivalents. The Committee, in its discretion, may provide that any Award will earn dividends or dividend equivalents. An Award Agreement may provide that such dividends or dividend equivalents will be paid currently or will be credited to the Participant's account. Any crediting of dividends or dividend equivalents will be subject to such restrictions and conditions as the Committee may establish in an Award Agreement, including reinvestment in additional Shares or share equivalents.

                                   ARTICLE 7

                                    OPTIONS

     7.1 Types of Options. Options granted under the Plan may be in the form of Statutory Options (including Incentive Stock Options) or Nonqualified Options. The grant of each Option and the Award Agreement governing each Option shall identify the Option as an ISO, other Statutory Option, or an NQO. In the event the Code is amended to provide for tax-favored forms of Statutory Options other than or in addition to Incentive Stock Options, the Committee may grant Options under the Plan meeting the requirements of such forms of Statutory Options.

     7.2 General; Limitation on Number of Options. Options shall be subject to the terms and conditions set forth in Article 6 and this Article 7 and Award Agreements governing Options shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable. The number of Shares subject to Options granted under the Plan to any Participant during any five-calendar-year period shall not exceed 750,000.

     7.3 Option Price. Each Award Agreement for Options shall state the option exercise price per Share of Common Stock purchasable under the Option, which shall not be less than 100 percent of the Fair Market Value of a Share on the date an Option is granted.

     7.4 Option Term. The Award Agreement for each Option shall specify the term, which shall not exceed 10 years from the date of grant, during which the Option may be exercised, as determined by the Committee.

     7.5 Time of Exercise. The Award Agreement for each Option shall specify, as determined by the Committee:

          (a) The time or times when the Option shall become exercisable and whether the Option shall become exercisable in full or in graduated amounts based on: (i) continuation of employment over a period specified in the Award Agreement, (ii) satisfaction of performance goals or criteria specified in the Award Agreement, or (iii) a combination of continuation of employment and satisfaction of performance goals or criteria;

          (b) Such other terms, conditions, and restrictions as to when the Option may be exercised as shall be determined by the Committee; and

          (c) The extent, if any, that the Option shall remain exercisable after the Participant ceases to be an employee of Bancorp or a Subsidiary.

An Award Agreement for an Option may, in the discretion of the Committee, provide whether, and to what extent, the time when an Option becomes exercisable shall be accelerated or otherwise modified in the event of the death, Disability, or Retirement of the Participant. The Committee may, at any time in its discretion, accelerate the time when all or any portion of an outstanding Option becomes exercisable.

     7.6 Special Rules for Incentive Stock Options. In the case of an Option designated as an Incentive Stock Option, the terms of the Option and the Award Agreement shall conform with the statutory and regulatory requirements specified pursuant to Section 422 of the Code, as in effect on the date such ISO is granted. ISOs may be granted only to employees of Bancorp or a Subsidiary. ISOs may not be granted under the Plan after ten years following the date specified in Section 4.1, unless the ten-year limitation of Section 422(b)(2) of the Code is removed or extended.

     7.7 Restricted Shares. In the discretion of the Committee, the Award Agreement for an Option may provide that the Shares issuable upon exercise of an Option shall be Restricted Shares, subject to Restrictions specified in the Award Agreement.

     7.8 Reload Options. The Committee, in its discretion, may provide in an Award Agreement for an Option that in the event all or a portion of the Option is exercised by the Participant using previously acquired Shares or previously acquired Shares are surrendered in payment of the Participant's federal, state, or local tax or tax withholding obligation with respect to such exercise, the Participant shall automatically be granted a replacement Option (with an option price equal to the Fair Market Value of a Share on the date of such exercise) for a number of Shares equal to (or equal to a portion of) the number of Shares surrendered upon exercise of the Option or for payment of taxes. Such Reload Option features may be subject to such terms and conditions as the Committee shall determine, including without limitation, a condition that the Participant retain the Shares issued upon exercise of the Option for a specified period of time.

                                   ARTICLE 8

                           STOCK APPRECIATION RIGHTS

     8.1 General; Limitation on Number of SARs. Stock Appreciation Rights or SARs shall be subject to the terms and conditions set forth in Article 6 and this Article 8 and Award Agreements governing Stock Appreciation Rights shall contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee shall deem desirable. The number of Shares subject to SARs granted under the Plan to any Participant during any five-calendar-year period shall not exceed 750,000.

     8.2 Nature of Stock Appreciation Right. A Stock Appreciation Right is an Award entitling a Participant to receive an amount equal to the excess (or, if the Committee shall determine at the time of grant, a portion of the excess) of the Fair Market Value of a Share of Common Stock on the date of exercise of the SAR over the base price, as described below, on the date of grant of the SAR, multiplied by the number of Shares with respect to which the SAR shall have been exercised. The base price shall be designated by the Committee in the Award Agreement for the SAR and shall be the Fair Market Value of a Share on the grant date of the SAR or such other higher price as the Committee shall determine.

     8.3 Exercise. A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Committee. The Committee may also provide that a SAR shall be automatically exercised on one or more specified dates or upon the satisfaction of performance goals or criteria or one or more other conditions specified by the Committee in the SAR Award Agreement. In the case of SARs granted to Reporting Persons, exercise of the SAR shall be limited by the Committee to the extent required to comply with the applicable requirements of Rule 16b-3 under the Exchange Act.

     8.4 Form of Payment. Payment upon exercise of a Stock Appreciation Right may be made in cash, in installments, in Shares, or in any other manner or combination of such methods, or in any other form as the Committee, in its discretion, shall determine.

                                   ARTICLE 9

                               RESTRICTED AWARDS

     9.1 Types of Restricted Awards. Restricted Awards granted under the Plan may be in the form of either Restricted Share Awards or Restricted Unit Awards.

          (a) Restricted Share Awards. A Restricted Share Award is an Award of Shares transferred to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, restrictions on the sale, assignment, transfer, or other disposition of such Restricted Shares and may include a requirement that the Participant forfeit such Restricted Shares back to Bancorp upon termination of Participant's employment for specified reasons within a specified period of time or upon other conditions, as set forth in the Award Agreement for such Restricted Shares. Each Participant receiving a Restricted Share Award may be issued a stock certificate in respect of such Restricted Shares, registered in the name of such Participant and bearing a legend referring to the Restrictions set forth in the Award Agreement, and shall execute a stock power in blank with respect to the Restricted Shares evidenced by such certificate. The certificate evidencing such Restricted Shares and the stock power shall be held in custody by Bancorp until the Restrictions thereon shall have lapsed.

          (b) Restricted Unit Awards. A Restricted Unit Award is an Award of Restricted Units (with each Restricted Unit having a value equivalent to one Share) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, and may include a requirement that the Participant forfeit such Restricted Units upon termination of Participant's employment for specified reasons within a specified period of time or upon other conditions, as set forth in the Award Agreement for such Restricted Units.

     9.2 General. Restricted Awards shall be subject to the terms and conditions of Article 6 and this Article 9 and Award Agreements governing Restricted Awards shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable.

     9.3 Restriction Period. Award Agreements for Restricted Awards shall provide that Restricted Awards, and the Shares subject to Restricted Awards, may not be transferred, and may provide that, in order for a Participant to Vest in such Restricted Awards, the Participant must remain in the employment of Bancorp or its Subsidiaries, subject to relief for reasons specified in the Award Agreement, for a period commencing on the grant date of the Award and ending on such later date or dates as the Committee may designate at the time of the Award (the "Restriction Period"). During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber, or otherwise dispose of a Restricted Award or the Shares received under or governed by the Restricted Award. The Committee, in its sole discretion, may provide for a single lapse of restrictions at the expiration of the Restriction Period or for the lapse of restrictions in installments during the Restriction Period. Upon expiration of the applicable Restriction Period (or lapse of

Restrictions during the Restriction Period where the Restrictions lapse in installments) the Participant shall be entitled to settlement of the Restricted Award or portion thereof, as the case may be. Although Restricted Awards will usually Vest based on continued employment and Performance Awards under Article 10 will usually Vest based on attainment of Performance Goals, the Committee, in its discretion, may condition Vesting of Restricted Awards on attainment of Performance Goals as well as continued employment. In such case, the Restriction Period for such a Restricted Award shall include the period prior to satisfaction of the Performance Goals. The Committee, in its discretion, may accelerate the Vesting of any Restricted Award.

     9.4 Forfeiture. If a Participant ceases to be an employee of Bancorp or a Subsidiary during the Restriction Period for any reason other than reasons which may be specified in an Award Agreement (such as death, Disability, or Retirement) or otherwise fails to satisfy the conditions specified in an Award Agreement, the Award Agreement may require that all non-Vested Restricted Awards previously granted to the Participant be forfeited and returned to Bancorp.

     9.5  Settlement of Restricted Awards.

     (a) Restricted Shares. Upon Vesting of a Restricted Share Award, the legend on such Shares will be removed and the Participant's stock power will be returned and the Shares will no longer be Restricted Shares.

     (b) Restricted Units. Upon Vesting of a Restricted Unit Award, a Participant shall be entitled to receive a certificate for a number of unrestricted Shares equal to the number of Vested Restricted Units, cash equal to the then Fair Market Value of a number of Shares equal to the Vested Restricted Units, or a combination of cash and Shares, as determined by the Committee.

     9.6 Rights as a Shareholder. A Participant shall have, with respect to unforfeited Restricted Shares received under a Restricted Share Award, all the rights of a shareholder of Bancorp, including the right to vote the Shares, and the right to receive any cash dividends. Stock dividends issued with respect to Restricted Shares shall be treated as additional Shares covered by the Restricted Share Award and shall be subject to the same Restrictions. A Participant will have no rights as a shareholder with respect to Restricted Unit Awards until Shares have been issued in settlement of such Awards.

                                   ARTICLE 10

                               PERFORMANCE AWARDS

     10.1 Types of Performance Awards. Performance Awards under the Plan may be in the form of either Performance Cash Awards or Performance Share Awards. Performance Awards shall be subject to the terms and conditions set forth in
Article 6 and this Article 10. Performance Awards for executive officers are subject to Section 10.7.

          (a) Performance Cash Awards. A Performance Cash Award is an Award providing for a cash award subject to such terms and conditions as the Committee deems appropriate including, without limitation, the requirement that the Participant will earn such cash award or a portion thereof only in the event specified Performance Goals are met within a specified Performance Cycle, as set forth in the Award Agreement for the Performance Cash Award.

          (b) Performance Share Awards. A Performance Share Award is an Award of Performance Shares granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant will earn such Performance Shares or a portion thereof only in the event specified Performance Goals are met within a specified Performance Cycle, as set forth in the Award Agreement for the Performance Share Award. A Participant receiving a Performance Share Award may (but need not) be issued a stock certificate in respect of such Shares, registered in the name of Participant, and bearing a legend referring to the terms and conditions set forth in the Award Agreement and shall execute a stock power in blank with respect to the Shares evidenced by such certificate. Any certificate evidencing such Performance Shares and the stock power shall be held in custody by Bancorp until the Performance Goals are satisfied. Performance Share Awards for executive officers are subject to Section 10.7(b)(ii).

     10.2 Performance Cycles. For each Performance Award, the Committee shall designate a performance period (the "Performance Cycle") with a duration to be determined by the Committee in its discretion within which specified Performance Goals are to be attained. There may be several Performance Cycles in existence at any one time and the duration of Performance Cycles may differ from each other.

     10.3 Performance Goals. The Committee shall establish Performance Goals for each Performance Cycle on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. Performance Goals selected by the Committee may include performance criteria for Bancorp, a Subsidiary, or an operating group, division, or unit of Bancorp and its Subsidiaries. During any Performance Cycle, the Committee may adjust the Performance Goals for such Performance Cycle as it deems equitable in recognition of unusual or nonrecurring events affecting Bancorp, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine; provided, however, that the Committee may not adjust Performance Goals for any Participant who is a covered employee for purposes of
Section 162(m) of the Code for the year in which such Performance Award is settled, in such a manner as would increase the amount of compensation otherwise payable to such covered employee.

     10.4 Determination of Awards. As soon as practicable after the end of a Performance Cycle, the Committee shall determine the extent to which Performance Awards have been earned on the basis of performance in relation to the established Performance Goals.

     10.5  Settlement of Performance Awards.

     (a) Performance Cash Awards. Settlement of earned Performance Cash Awards shall be made to the Participant as soon as practicable after the expiration of the Performance Cycle and the Committee's determination under Section 10.4 of the extent to which the Award has been earned by the payment of cash equal to the earned portion of the Award, by the issuance of unrestricted Shares having a Fair Market Value equal to the earned portion of the Award, or by a combination of cash and Shares, as determined by the Committee.

     (b) Performance Share Awards. Settlement of earned Performance Shares shall be made to the Participant as soon as practicable after the expiration of the Performance Cycle and the Committee's determination under Section 10.4 of the extent to which the Award has been earned by the issuance and delivery of unrestricted Shares equal to the number of earned Performance Shares, by the payment of cash equal to the then Fair Market Value of the earned Performance Shares, or by a combination of cash and Performance Shares, as determined by the Committee.

     10.6 Rights as a Shareholder. Unless a stock certificate is issued with respect to a Performance Share Award as provided in Section 10.1(b), a Participant will not have any rights as a shareholder with respect to unearned Performance Shares. With respect to unearned Performance Shares for which a certificate has been issued in the Participant's name under a Performance Share Award, a Participant shall have all the rights of a shareholder of Bancorp, including the right to vote the Shares, and the right to receive any cash dividends. Stock dividends issued with respect to Performance Shares shall be treated as additional Performance Shares covered by the Performance Share Award and shall be subject to the same terms and conditions. A Participant will have no right as a shareholder with respect to Performance Cash Awards.

     10.7 Performance Awards for Executive Officers. All Performance Awards to executive officers of Bancorp and its Subsidiaries shall be subject to the following additional specific requirements:

          (a) Performance Goals. The Performance Goals shall be any one or a combination of:

                               - net income
                               - cash flow
                               - any profit-related return ratios or
                                 calculations.

     Such Performance Goals may be measured on an absolute basis or relative to a group of peer banks selected by the Committee, relative to internal goals, or relative to levels attained in prior years. The Committee will establish specific Performance Goals for each Performance Award not later than 90 days after the beginning of the Performance Cycle for the Award.

        (b) Award Limitations.

             (i) Performance Cash Awards. The maximum amount of compensation payable with respect to Performance Cash Awards granted to any individual executive officer (under the Plan and under the U. S. Bancorp Performance Cash Award Plan) will not exceed $2 million for each calendar year in a Performance Cycle.

             (ii) Performance Share Awards. The maximum number of Shares issuable with respect to Performance Share Awards granted to any individual executive officer will not exceed 100,000 Shares (subject to adjustment pursuant to Article 13) for any calendar year in a Performance Cycle.

                                   ARTICLE 11

                    OTHER STOCK BASED AND COMBINATION AWARDS

     11.1 Other Stock-Based Awards. The Committee may grant other Awards under the Plan pursuant to which Shares are or may in the future be acquired, or Awards denominated in or measured by Share equivalent units, including Awards valued using measures other than the market value of Shares. Other Stock-Based Awards are not restricted to any specified form or structure and may include, without limitation, Share purchase warrants, other rights to acquire Shares, and securities convertible into or redeemable for Shares. The number of Shares subject to Other Stock-Based Awards granted to any Participant during any five-calendar-year period shall not exceed 750,000. Such Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, any other type of Award granted under the Plan.

     11.2 Combination Awards. The Committee may also grant Awards under the Plan in tandem or combination with other Awards or in exchange of Awards, or in tandem or combination with, or as alternatives to, grants or rights under any other employee plan of Bancorp, including the plan of any acquired entity. No action authorized by this section shall reduce the amount of any existing benefits or change the terms and conditions thereof without the Participant's consent.

                                   ARTICLE 12

                               DEFERRAL ELECTIONS

     If a Participant in the Plan who is eligible to participate in the U. S. Bancorp 1991 Executive Deferred Compensation Plan, or any successor or other similar deferred compensation plan maintained by Bancorp or a Subsidiary, makes an effective deferral election under such deferred compensation plan which covers Awards under this Plan, the payment of cash, including without limitation payment of dividend equivalents (or, if permitted by such deferred compensation plan, the delivery of Shares) that would otherwise be due to such Participant by virtue of the exercise, earn out, or Vesting of an Award under this Plan may be deferred under the terms of the deferred compensation plan.

                                   ARTICLE 13

                ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC.

     13.1 Plan Does Not Restrict Bancorp. The existence of the Plan and the Awards granted under the Plan shall not affect or restrict in any way the right or power of the Board or the shareholders of Bancorp to make or authorize any adjustment, recapitalization, reorganization, or other change in Bancorp's capital structure or its business, any merger or consolidation of Bancorp, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Bancorp's capital stock or the rights thereof, the dissolution or liquidation of Bancorp or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

     13.2 Adjustments by the Committee. In the event of any change in capitalization affecting the Common Stock of Bancorp, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, spin-off, combination or exchange of shares or other form of reorganization, or any other change affecting the Common Stock, such proportionate adjustments, if any, as the Committee, in its sole discretion, may deem appropriate to reflect such change, shall be made with respect to the aggregate number of Shares for which Awards in respect thereof may be granted under the Plan, the maximum number of Shares which may be sold or awarded to any Participant, the number of Shares covered by each outstanding Award, and the base price or purchase price per Share in respect of outstanding Awards. The Committee may also make such adjustments in the number of Shares covered by, and price or other value of any outstanding Awards in the event of a spin-off or other distribution (other than normal cash dividends), of Bancorp assets to shareholders.

                                   ARTICLE 14

                           AMENDMENT AND TERMINATION

     Without further approval of Bancorp's shareholders, the Board may at any time terminate the Plan, or may amend it from time to time in such respects as the Board may deem advisable, subject to any applicable shareholder approval requirement imposed by applicable securities laws, federal income tax laws, or NASDAQ or securities exchange rules.

                                   ARTICLE 15

                                 MISCELLANEOUS

     15.1 Tax Withholding. Bancorp shall have the right to deduct from any settlement of any Award under the Plan, including the delivery or vesting of Shares, any federal, state, or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of Bancorp to satisfy all obligations for the payment of such taxes. The recipient of any payment or distribution under the Plan shall make arrangements satisfactory to Bancorp for the satisfaction of any such withholding tax obligations. Bancorp shall not be required to make any such payment or distribution under the Plan until such obligations are satisfied.

     15.2 Unfunded Plan. The Plan shall be unfunded and Bancorp shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of Bancorp to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations that may be effected pursuant to the Plan. No such obligation of Bancorp shall be deemed to be secured by any pledge of, or other encumbrance on, any property of Bancorp.

     15.3 Payments to Trust. The Committee is authorized to cause to be established a trust agreement or several trust agreements whereunder the Committee may make payments of amounts due or to become due to Participants in the Plan.

     15.4 Annulment of Awards. Any Award Agreement may provide that the grant of an Award payable in cash is revocable until cash is paid in settlement thereof or that grant of an Award payable in Shares is revocable until the Participant becomes entitled to the certificate (without Restriction or legend) in settlement thereof. In the event the employment of a Participant is terminated for cause or without good reason (as defined in an Award Agreement), any Award that is revocable shall be annulled as of the date of such termination, and the Award Agreement may require the Participant to return to Bancorp any Shares issued under the Award or the proceeds from any sale of such Shares within a specified period prior to such termination.

     15.5 Engaging in Competition With Bancorp. Any Award Agreement may provide that, if a Participant terminates employment with Bancorp or a Subsidiary for any reason whatsoever, and within a period of time (as specified in the Award Agreement) after the date of such termination accepts employment with any competitor of (or otherwise engages in competition with) Bancorp, the Committee, in its sole discretion, may require such Participant to return to Bancorp the economic value of any Award that is realized or obtained (measured at the date of exercise, Vesting, or payment) by such Participant at any time during a specified period prior to the date of such Participant's termination of employment with Bancorp.

     15.6 Other Bancorp Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of the termination indemnity or severance pay law of any state or country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by Bancorp or a Subsidiary unless expressly so provided by the Award Agreement or by such other plan or arrangements. Awards under the Plan may be made in combination with or in tandem with, or as alternatives to, grants, awards, or payments under any other Bancorp or Subsidiary plans, arrangements, or programs. The Plan notwithstanding, Bancorp or any Subsidiary may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain, and reward employees for their service with Bancorp and its Subsidiaries.

     15.7 Securities Law Restrictions. No Shares shall be issued under the Plan unless counsel for Bancorp shall be satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for Shares delivered under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     15.8 Governing Law. Except with respect to references to the Code or federal securities laws, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the state of Oregon.

     15.9 Accounting Matters. In the event that the Compensation Committee determines that any provision of the Plan added or amended by the Third Amendment and Restatement of the Plan is likely to have a materially adverse impact on the ability of Bancorp to use the pooling method of accounting, such added provision or amendment of a provision shall not be given any effect.

                                   ARTICLE 16

                              SHAREHOLDER APPROVAL

     The Third Amendment and Restatement of the Plan effective February 15, 1996, is expressly subject to the approval of the Plan, as amended and restated, by the holders of a majority of the Shares present, or represented, and entitled to vote on such approval at the 1996 annual meeting of Bancorp's shareholders. All Award Agreements granted prior to the 1996 annual meeting of shareholders that incorporate provisions authorized or allowed solely by reason of this Third Amendment and Restatement of the Plan shall be subject to such shareholder approval.

P                                U. S. BANCORP

R                        ANNUAL MEETING, APRIL 16, 1996

O         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

X The undersigned hereby appoints Harry Bettis, Carolyn Silva Chambers, and Robert L. Dryden, and each of them, Proxies with power of substitution to
Y vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the annual meeting of shareholders of U. S. Bancorp on April 16, 1996, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the Proxies or substitutes present at the meeting may exercise all powers granted hereby.

    Nominees for Election as Directors:              Change of Address
    H. Bettis             J. Green
    G. Cameron            D. Nelson         ------------------------------------
    C. Chambers           A. Noble
    F. Drake              P. Redmond        ------------------------------------
    R. Dryden             N. Rogers
    J. Fery               B. Whiteley       ------------------------------------

                                            ------------------------------------
                                              (If you have a change of address,
                                                  please indicate above.)

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your shares cannot be voted
unless you sign and return this card.                              -----------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                   -----------

     Please mark your
     votes as in this
/X/  example.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR proposals 1, 2, 3, and 4.


                  FOR     WITHHELD                        FOR  AGAINST  ABSTAIN                               FOR  AGAINST  ABSTAIN
1. ELECTION OF    / /       / /       2. PROPOSAL TO      / /   / /      / /     3. PROPOSAL TO APPROVE THE   / /    / /      / /
   DIRECTORS                             APPROVE THE                                PERFORMANCE GOALS
                                         THIRD AMENDMENT                            UNDER THE EXECUTIVE
For all nominees except   WITHHELD       AND RESTATEMENT                            ANNUAL INCENTIVE PLAN
  for the following:      AS TO ALL      OF THE 1993 STOCK                          AND THE PERFORMANCE
                          NOMINEES       INCENTIVE PLAN                             CASH AWARD PLAN

____________________________________
                                                                                                              FOR  AGAINST  ABSTAIN
                                                                                 4. PROPOSAL TO APPROVE THE   / /    / /      / /
                                                                                    SELECTION OF DELOITTE &
                                                                                    TOUCHE LLP AS INDEPENDENT
                                                                                    AUDITORS FOR U.S. BANCORP



SIGNATURE(S)_____________________________________________________________________________________ DATE ___________________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                  U.S. BANCORP
                         ANNUAL MEETING APRIL 16, 1996


DIRECTIVE to the Trustee Solicited on Behalf of the Board of Directors from Participants in the U.S. Bancorp Employee Investment Plan.

The undersigned participant in the U.S. Bancorp Employee Investment Plan ("Plan") hereby directs the Trustee to vote all shares held for the participant's account under the Plan at the annual meeting of shareholders of U.S. Bancorp on April 16, 1996, and any adjournments thereof with respect to the following:

PROPOSAL 1. ELECTION OF DIRECTORS

     / /  FOR all nominees listed below (except as marked to the contrary below)

     / / WITHHOLD AUTHORITY to vote for all nominees listed below. (INSTRUCTIONS: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

  H. Bettis, G. Cameron, C. Chambers, F. Drake, R. Dryden, J. Fery, J. Green,
            D. Nelson, A. Noble, P. Redmond, N. Rogers, B. Whiteley

PROPOSAL 2. PROPOSAL TO APPROVE THE THIRD AMENDMENT AND RESTATEMENT of the U.S.
            Bancorp 1993 Stock Incentive Plan.

     / /  FOR          / /  AGAINST          / / ABSTAIN

PROPOSAL 3. PROPOSAL TO APPROVE PERFORMANCE GOALS under the Executive Annual
            Incentive Plan and the Performance Cash Award Plan.

     / /  FOR          / /  AGAINST          / / ABSTAIN

PROPOSAL 4. PROPOSAL TO APPROVE SELECTION OF DELOITTE & TOUCHE LLP as
            independent auditors for U.S. Bancorp.

     / /  FOR          / /  AGAINST          / / ABSTAIN

IN ITS DISCRETION, THE TRUSTEE IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS DIRECTIVE WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PARTICIPANT. IF NO DIRECTION IS MADE, THIS DIRECTIVE WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.



                            PLEASE MARK, SIGN, DATE, AND RETURN        Dated:_______________________________, 1996
Total Number of Shares:     THE DIRECTIVE BY APRIL 9, 1996, USING
                            THE ENCLOSED ENVELOPE.                     ___________________________________________
                                                                       Signature of Participant
Employee#                                                              (Please sign exactly as name appears hereon)
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

LOGO
111 Southwest Fifth Avenue
Portland, Oregon 97204

TO PARTICIPANTS IN THE U. S. BANCORP
EMPLOYEE INVESTMENT PLAN

     Each Participant in the Investment Plan may direct the Trustee on voting the full shares of common stock of U. S. Bancorp credited to his or her account.
Enclosed is a copy of the Notice of Annual Meeting and Proxy Statement dated
March 11, 1996 of U. S. Bancorp and a form on which you may direct the voting of shares of U. S. Bancorp common stock credited to your account.

     The voting directive form should be completed and sent to PL-6, Trust
Operations Administration, Attn: Barbara Schocko, Vice President. In order to allow time for processing and tallying, voting directives must be received by the Trust Group by 5 p.m. on April 9, 1996.

     These instructions do NOT apply to any stock of U. S. Bancorp that you may own apart from the Investment Plan. You should receive proxy materials relating to any such shares under separate cover; follow the usual procedures applicable to personally owned stock in voting such shares.